Exhibit 10.2

FORM OF

SENIOR SUBORDINATE SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

May [__], 2024

among

PROSOMNUS, INC.,

a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, as the Borrower,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto,

And

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent,

TABLE OF CONTENTS

i

SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(c)	—	Guarantors
Schedule 2.01	—	Commitments
Schedule 3.12	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness

Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.06	—	Existing Restrictions
Schedule 6.08	—	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Withdrawal Notice
Exhibit D	—	Form of Interim Order
Exhibit E	—	Form Initial Budget
Exhibit F-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

SENIOR SUBORDINATE SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of May [__], 2024 (this “Agreement”), among PROSOMNUS, INC., a Delaware corporation, as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the GUARANTORS party hereto, the LENDERS party hereto and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent.

RECITALS

WHEREAS, on May 7, 2024 (the “Petition Date”), the Borrower and certain Subsidiaries of the Borrower (collectively, and together with any other Affiliates that become debtors-in-possession in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each case of the Borrower and such Subsidiaries, a “Case” and, collectively, the “Cases”) and have continued in the possession of their assets and in the management of their businesses pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of new money term loans in an aggregate principal amount of $6,922,102.00 and loans in an aggregate principal amount of $12,936,102.00 resulting from the roll-up of Prepetition Loans issued pursuant to the applicable Prepetition Senior Secured Convertible Notes Indentures, plus accrued interest thereon;

WHEREAS, the Lenders are willing to extend (or be deemed to extend) such credit to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the Loan Parties will derive substantial direct and indirect benefit from the making of extensions of credit under this Agreement;

WHEREAS, priority of the Indebtedness with respect to the Collateral granted to secure the Loan Document Obligations shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Security Documents; and

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Agents and the Lenders in respect of the Loan Document Obligations shall be subject to the Carve Out and the obligations due and payable in connection with the Permitted Priority Liens;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.       Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Confirmation Order” means an order of the Bankruptcy Court confirming an Acceptable Plan, in form and substance satisfactory to the Required Lenders (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders).

“Acceptable Disclosure Statement” means the disclosure statement relating to an Acceptable Plan in form and substance acceptable to the Required Lenders in their sole discretion.

“Acceptable Disclosure Statement Order” means an order of the Bankruptcy Court approving the Acceptable Disclosure Statement as containing, among other things, “adequate information” as required by sections 1125 and 1126(b) of the Bankruptcy Code, in form and substance satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders).

“Acceptable Plan” means a Chapter 11 Plan for each of the Cases, which Chapter 11 Plan is in all material respects consistent with the Restructuring Support Agreement and otherwise in a form and substance satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after filing thereof with the consent of the Required Lenders). The Chapter 11 Plan shall be deemed an Acceptable Plan (as the same may be amended, supplemented, or modified from time to time after filing thereof with the consent of the Required Lenders).

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, the Collateral Agent, any subagents thereof and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Fee Letter” means that certain letter, dated as of the Effective Date, between the Borrower, the Administrative Agent and the Collateral Agent.

“Agent Related Person” has the meaning provided in Section 5.01.

“Agreement” has the meaning provided in the introductory paragraph hereto.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Rate” means the Prime Rate plus 9% per annum.

“Approved Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement; (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Senior Subordinate Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Senior Subordinate Superpriority Claims), subject only to Permitted Priority Liens, (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in any such case, that (x) is in form and substance satisfactory to the Required Lenders in their sole discretion, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified except as agreed in writing by the Required Lenders; and (c) any other order entered by the Bankruptcy Court that (i) is, in form and substance, satisfactory to the Required Lenders in their sole discretion, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner satisfactory to the Required Lenders in their sole discretion.

“Approved Fund” means, with respect to any Lender, (i) any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender and (ii) (a) any fund or similar investment vehicle the investment decisions with respect to which are made by (x) such Lender or (y) an investment manager or other Person that manages such Lender or (b) the Affiliates of each of the foregoing to the extent that the investment decisions with respect to which are made as specified in (x) and (y) above.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Avoidance Actions” means any and all claims and causes of action of the Debtors’ estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code.

“Avoidance Proceeds” means any proceeds or property derived from Avoidance Actions.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrowing” means Loans of the same Type made on the same date in the same currency.

“Borrowing Minimum” means $500,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B.

“Budget” means the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 5.01.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Wilmington, Delaware are authorized or required by law to remain closed.

“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carve Out” has the meaning set forth in the Interim Order or the Final Order, as applicable.

“Case” or “Cases” has the meaning assigned to such term in the Recitals herein.

“Case Milestones” has the meaning assigned to such term in Section 5.15.

“Cash Management Obligations” means (a) obligations in respect of any treasury management services, overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit, commercial credit card, debit card, stored value card or purchase card programs and similar arrangements.

“Change in Control” means the occurrence of:

(a)            any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date of this Agreement, but excluding the Borrower, its Subsidiaries, any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor) shall at any time have acquired direct or indirect beneficial ownership of voting power of the outstanding Voting Stock or economic interests in the Borrower having more than 50% of the outstanding Voting Stock or economic interests of the Borrower; or

(b)            the consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one of the Borrower’s Subsidiaries; provided, however, that a transaction in which the holders of all classes of the Borrower’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving person or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change in Control pursuant to this clause (b).

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date of this Agreement and (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act as in effect on the date of this Agreement, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Chapter 11 Plan” means a plan of reorganization filed in any or all of the Cases.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of the Loan Parties, whether real or personal, tangible or intangible, including, without limitation, (a) all Accounts; (b) all Chattel Paper, including Electronic Chattel Paper; (c) all Commercial Tort Claims; (d) all Deposit Accounts, all Securities Accounts and all Commodity Accounts, together with all amounts at any time on deposit therein; (e) all Documents; (f) all General Intangibles, including all Payment Intangibles and Intellectual Property; (g) all Goods, including all Inventory, all Equipment, and all Fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all Extraordinary Receipts; (m) all As-Extracted Collateral, all Farm Products and all standing timber; (n) all money, cash, Cash Equivalents and other Property at any time in the possession of, or under the control (including Article 9 Control) of, Collateral Agent, or a bailee, agent, correspondent or Affiliate of Collateral Agent, including any Cash Collateral; (o) all Accessions to, substitutions for, and all replacements, products, and cash Proceeds and non-cash Proceeds of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage, or destruction of any Collateral; (p) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and computer records in the possession or under the control of the Loan Parties or any computer bureau or service company from time to time acting for the Loan Parties) pertaining to the foregoing; and (q) all other Property of Borrower not otherwise described hereinabove, whether now or hereafter existing, and wherever located (other than Excluded Assets) on which Liens are purported to be granted pursuant to the Orders, this Agreement or the Security Documents as security for the Secured Obligations. Capitalized terms used in this definition that are not otherwise defined in this Agreement shall have the meaning assigned to them in the UCC; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. Without limitation of the foregoing, subject to the terms of the Orders, the Collateral shall not include any Avoidance Actions but shall include all Avoidance Proceeds (including, without limitation, assets to which Liens are avoided).

“Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Collateral Agreements” means this Agreement, the Orders and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, executed and delivered by the Borrower and/or the other Guarantors in connection with this Agreement to secure the applicable Secured Obligations.

“Commitment” means, with respect to any New Money Lender, its obligation to make New Money Loans, to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such New Money Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitment of all the New Money Lenders shall be $6,922,102.00 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Equity” of any Person means Equity Interests of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Company Materials” has the meaning assigned to such term in Section 5.01.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Required Lenders (and, in the case of protections for the benefit of the Collateral Agent or obligations of the Collateral Agent, the Collateral Agent), which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC or Section 8-106 of the UCC, as applicable) of Deposit Accounts (as defined in the UCC) or Securities Accounts (as defined in the UCC), as applicable.

“Debtor” or “Debtors” has the meaning assigned to such term in the recitals hereto.

“Debtor Financial Advisor” means Gavin/Solmonese.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“DIP Facility” means the Loans made or deemed made under this Agreement.

“DIP Funding Withdrawal Notice” has the meaning provided in Section 2.04.

“DIP Term Loan Proceeds Account” shall mean a segregated account to be established by the Borrower into which the proceeds of the New Money Loans are to be deposited.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)            matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(a)            is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(b)            is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Stated Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants, of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management, consultant or independent contractor (or their respective affiliates or immediate family members) of the Borrower (or any subsidiary) shall be considered a Disqualified Equity Interest solely because such stock is redeemable or subject to repurchase pursuant to any customary stock option, employee stock award or similar agreement that may be in effect from time to time.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as reasonably determined by the Borrower in accordance with prevailing market practice as of the date of determination.

“Effective Date” means the date on which the conditions specified in 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than the Borrower or any of its Subsidiaries or Affiliates), other than, in each case, a natural person.

“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in, or interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or Section 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(b), (c), (m) and (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by a Loan Party or any ERISA Affiliate to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA) applicable to any Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA), or a complete or partial withdrawal (within the meanings of Section 4203 and Section 4205 of ERISA, respectively) from a Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent,” within the meaning of Section 4245 of ERISA, or in “endangered or critical status,” within the meaning of Section 305 of ERISA or Section 432 of the Code.

“Erroneous Payment” has the meaning assigned to such term in Section 9.19.

“Erroneous Payment Notice” has the meaning assigned to such term in Section 9.19(b).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning assigned to such term in the Security Documents.

“Excluded Subsidiary” has the meaning assigned to such term in the Prepetition Senior Secured Convertible Notes Indentures.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient (each referred to for purposes of this definition a “recipient”) of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated), branch profits Taxes and franchise Taxes, in each case (i) imposed by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.11(e), (c) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender due to a Requirement of Law in effect at the time the Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.11(a) and (d) any federal withholding Tax imposed pursuant to FATCA.

“Exit Event” shall mean the earlier to occur of the (a) Stated Maturity Date, or (b) full repayment of the Loan and all other Secured Obligations whether as a result of the acceleration of the Loan, or otherwise.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above).

“FCPA” has the meaning assigned to such term in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the average rate charged to a financial institution selected by the Required Lenders on such day on such transactions, which such rate shall be administratively feasible for the Administrative Agent.

“Final Borrowing Amount” means $4,422,102.00.

“Final Funding Date” shall be the date of funding of the Final New Money Loan, which shall be within two Business Days of the entry of the Final Order.

“Final New Money Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Final Order” means an order of the Bankruptcy Court (as such order may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, but only with the written consent of the Required Lenders and (solely with respect to any provision that affects its rights, duties, protections, immunities or indemnities) the Administrative Agent or the Collateral Agent) in substantially the form of the Interim Order and in form and substance acceptable to the Required Lenders in their sole and absolute discretion, which order shall authorize and approve, among other things on a final basis, (a) the Loan Document Obligations and extensions of credit hereunder including the incurrence by the Loan Parties of secured indebtedness in accordance with this Agreement, (b) the form of this Agreement and the other Loan Documents, (c) the granting of Liens and Senior Subordinate Superpriority Claims in favor of the Agents and Lenders, as applicable, and (d) the other obligations of the Loan Parties under this Agreement and the other Loan Documents, and which order shall not have been vacated or reversed, shall not be subject to any stay or appeal (and for which the time to appeal, petition for certiorari, or seek re-argument or rehearing has expired, or as to which any right to appeal, petition for certiorari or seek re-argument or rehearing has been waived in writing in a manner satisfactory to the parties in interest, or if a notice of appeal, petition for certiorari, or motion for re-argument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the re-argument or rehearing was sought, or a certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further re-argument has expired) and shall not have been modified or amended without the prior written consent of the Required Lenders and, if applicable, the Administrative Agent or the Collateral Agent.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases, in each case in form and substance acceptable to the Required Lenders.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller (or other officer with reasonably equivalent responsibilities) of a Loan Party.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent, acting at the direction of the Required Lenders, shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Borrower or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with Section 1.04(b).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, provincial or territorial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners (“NAIC”)).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, (i) the Subsidiary Loan Parties and (ii) any Subsidiary that will Guarantee the Secured Obligations after the Effective Date in accordance with the terms of this Agreement which such Subsidiaries, in the case of clause (i), are listed on Schedule 1.01(c) hereto.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication,

(a)            all obligations of such Person for borrowed money,

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP,

(c)            all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (iii) liabilities associated with customer prepayments and deposits),

(d)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(e)            all Guarantees by such Person of Indebtedness of others,

(f)            all Capital Lease Obligations of such Person,

(g)            all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and

(h)            all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue and (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (d) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Borrowing” has the meaning assigned to such term in Section 2.01(a).

“Initial Borrowing Amount” means $2,500,000.00.

“Initial Budget” means the initial 13-week consolidated weekly operating budget of Borrower and its consolidated Restricted Subsidiaries setting forth sources and uses of cash for the periods described therein prepared by the Borrower’s management, in consultation with the Debtor Financial Advisor, a copy of which is attached as Exhibit E, such budget in form and substance satisfactory to the Required Lenders in their sole discretion.

“Initial New Money Loan” has the meaning assigned to such term in Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreements.

“Interim Order” means an interim order of the Bankruptcy Court (as such order may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof, but only with the written consent of the Required Lenders and (solely with respect to any provision that affects its rights, duties, protections, immunities or indemnities) the Administrative Agent or the Collateral Agent) in the form set forth as Exhibit D (with changes to such form only as are satisfactory to the Required Lenders, and solely with respect to any provision that affects the rights, duties, protections, immunities or indemnities of the Agents, such Agents, in their sole and absolute discretion), which order shall authorize and approve, on an interim basis, among other things, (a) the Loan Document Obligations and extensions of credit hereunder including the incurrence by the Loan Parties of secured indebtedness in accordance with this Agreement, (b) the form of this Agreement and the other Loan Documents, (c) the granting of Liens and Senior Subordinate Superpriority Claims in favor of the Agents and Lenders, as applicable, (d) the payment by the Loan Parties of the reasonable and documented fees contemplated by this Agreement, (e) the provision of adequate protection to the Secured Parties under and as defined in each of the Prepetition Secured Documents in a manner satisfactory to the Required Lenders in their sole discretion, and (f) such other matters as are usual and customary for orders of this kind, and which order shall not have been vacated or reversed, shall not be subject to any stay or appeal and shall not have been modified or amended without the prior written consent of the Required Lenders and, if applicable, the Administrative Agent or the Collateral Agent.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment in another Person, whether by acquisition of any debt or capital security, by making any loan or advance, by becoming obligated with respect to a contingent liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an acquisition.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” means any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) that is (a) subordinated in right of payment to the Loan Document Obligations, (b) Indebtedness that is secured on a junior basis to the Liens securing the Secured Obligations in respect of the Loans or (c) Indebtedness that is unsecured; provided that no such Junior Financing incurred or assumed on or after the Effective Date shall provide for any payments of principal, interest, fees or other amounts (other than customary third party agent or trustee fees) in cash on or prior to the date that is 91 days after the Stated Maturity Date (determined as of the date of incurrence or assumption of such Junior Financing).

“Lenders” means each New Money Lender and each lender holding Rolled-Up Loans, in each case, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, as of any date of determination, the sum of (x) the aggregate amount of unrestricted cash (other than to the extent restricted in favor of the DIP Facility or any Prepetition Secured Document) and Permitted Investments owned by the Loan Parties, as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, to the extent such cash and Permitted Investments are free and clear of any Liens (other than (x) non- consensual Liens permitted by Section 6.02, (y) consensual Liens permitted by Section 6.02 and (z) Permitted Priority Liens) and the use thereof for the application to the payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any Restricted Subsidiary is a party, (y) cash and Permitted Investments of the Loan Parties restricted or subject to a Lien in favor of the DIP Facility (which may also include cash and Permitted Investments securing other Indebtedness permitted hereunder that is secured by a Lien on the Collateral along with the DIP Facility).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means, collectively, this Agreement, the Orders, the Collateral Agreements, the Agent Fee Letter, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to any such document.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the New Money Loans and the Rolled-Up Loans.

“Material Adverse Effect” means after the Effective Date, a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole (other than by virtue of the commencement of the Cases and the events and circumstances giving rise thereto), (b) the rights and remedies (taken as a whole) of the Administrative Agent, the Collateral Agent and the Lenders under the applicable Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Indebtedness” means (without duplication) Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations), of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $200,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions or with respect to which any Loan Party or ERISA Affiliate could have liability.

“New Money Lenders” means, at any time, Lenders holding New Money Loans or unused Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any New Money Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“New Money Loan” means the term loans made to the Borrower pursuant to Section 2.01(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“OFAC” has the meaning assigned to such term in Section 3.17(c).

“Order” means the Interim Order or the Final Order, whichever is in effect at the time of any determination made hereunder, and “Orders” means the Interim Order and the Final Order, collectively.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation, amendment or amalgamation, the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and/or any shareholder(s) agreements; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future intangible, filing, recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except for any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable or which are being contested in accordance with Section 3.09; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Debtor is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business; (e) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Debtor is a party; (f) zoning restrictions, easements, licenses, or other restrictions on the use of the real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property; (g) presently existing or hereafter created Liens in favor of Lender; and (h) the liens set forth in Schedule 6.02 hereof.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)            Dollars and such other currencies held by it from time to time in the ordinary course of business;

(b)            readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)            commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(d)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)            securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by a foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(f)             investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (e) of this definition; and

(g)            investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (f) above.

“Permitted Priority Liens” means the Liens granted in connection with Prepetition Secured Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the Recitals herein.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date” means the effective date of the Acceptable Plan, pursuant to which substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Acceptable Plan shall have occurred.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepetition Indebtedness” means the Prepetition Secured Indebtedness.

“Prepetition Loans” means the notes issued pursuant to the Prepetition Senior Secured Convertible Notes Indentures, as applicable.

“Prepetition Payment” means a payment on account of any Indebtedness of any Debtor (including pursuant to any Guarantee thereof by the Borrower or any Restricted Subsidiary) incurred prior to the Petition Date.

“Prepetition Secured Documents” means, collectively, the Prepetition Senior Secured Convertible Notes and the Prepetition Senior Secured Convertible Exchange Notes issued pursuant to the Prepetition Senior Secured Convertible Notes Indentures and the Prepetition Senior Secured Convertible Notes Indentures.

“Prepetition Secured Indebtedness” means collectively the Indebtedness under the Prepetition Secured Documents.

“Prepetition Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Secured Documents.

“Prepetition Senior Secured Convertible Exchange Notes” means, collectively, the Borrower’s Senior Secured Convertible Exchange Notes due December 6, 2025, issued pursuant to the applicable Prepetition Senior Secured Convertible Exchange Notes Indenture and outstanding on the Petition Date.

“Prepetition Senior Secured Convertible Notes” means, collectively, the Borrower’s Senior Secured Convertible Notes due December 6, 2025, issued pursuant to the applicable Prepetition Senior Secured Convertible Notes Indenture and outstanding on the Petition Date.

“Prepetition Senior Secured Convertible Notes Agent” means Wilmington Trust, National Association, as trustee and collateral agent in respect of the Prepetition Senior Secured Convertible Notes and the Prepetition Senior Secured Convertible Exchange Notes.

“Prepetition Senior Secured Convertible Notes Indentures” means, collectively, (1) that certain Indenture dated as of December 6, 2022 and (2) that certain Indenture dated as of October 11, 2023, among the Borrower, as issuer, the guarantors listed therein, the Prepetition Senior Secured Convertible Notes Agent pursuant to which (i) the Prepetition Senior Secured Convertible Notes and (ii) the Prepetition Senior Secured Convertible Exchange Notes are issued, as such indentures may be amended or supplemented from time to time.

“Prime Rate” means a floating interest rate per annum equal to the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by Required Lenders; provided that such rate is administratively feasible to the Administrative Agent) adjusted daily, and (ii) 0.0%. The rate described in clause (i) is not necessarily the lowest rate of interest charged by the Lenders to the Borrower. In the event the Prime Rate is discontinued as a standard, the Administrative Agent (at the direction of the Required Lenders) hereof shall designate a comparable reference rate as a substitute therefor; provided that such rate is administratively feasible to the Administrative Agent.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors, servicers, financing sources and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Representative” has the meaning assigned to such term in Section 9.12.

“Required Lenders” means, at any time, Lenders holding Loans and Commitments representing more than 50.0% of the sum of (i) the aggregate outstanding Loans at such time and (ii) the Commitments then in effect.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, treasurer or assistant treasurer or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by one or more Responsible Officers of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests, including, for the avoidance of doubt, any payments made to settle or otherwise redeem any convertible indebtedness that are in excess of the principal amount thereof.

“Restricted Subsidiary” means any Subsidiary.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 7, 2024, by and among the Borrower, the Subsidiaries party thereto and the “Sponsoring Noteholders” party thereto, including the exhibits, schedules and other attachments thereto (as amended, supplemented or otherwise modified from time to time in accordance with its terms).

“Rolled-Up Loans” means the roll-up loans deemed made on the Effective Date and on the date of the Subsequent Borrowing pursuant to Section 2.01(b)(i)(B).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC and the Department of State), the United Nations Security Council, the European Union, Foreign Affairs, Trade and Development Canada, Public Safety Canada, or His Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means the Loan Document Obligations.

“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) the Collateral Agent, (d) each other Agent, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document owed to a Lender or any of its Affiliates or an Agent Related Person of an Agent or any of its Affiliates and (f) the successors and permitted assigns of each of the foregoing. Each Person deemed to be a Secured Party pursuant to clause (e) above shall, by obtaining the benefits of the indemnities under any Loan Document, be deemed to have agreed to the terms of the Loan Documents.

“Security Documents” means each of the Collateral Agreements, the Control Agreements, and each other security agreement or pledge agreement, including any intellectual property security agreement executed and delivered to secure any of the Secured Obligations.

“Senior Subordinate Superpriority Claim” or “Senior Subordinate Superpriority Claims” shall mean superpriority administrative expense claims against the Loan Parties on a joint and several basis with priority over any and all claims against the Debtors, subject only to the Carve Out and the adequate protection claims set forth in the Orders, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, or specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 of the Bankruptcy Code.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Stated Maturity Date” means November 7, 2024; provided, however, that if such date is not a Business Day, the Stated Maturity Date shall be the immediately preceding Business Day.

“Subordinated Indebtedness” means any Junior Financing under clause (a) of the definition thereof.

“Subsequent Borrowing” shall have the meaning assigned to such term in Section 2.01(a).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date on which the Loan Document Obligations become due and payable pursuant to Section 7.01, (iii) the effective date of any chapter 11 plan for the Borrower or any other Debtor, (iv) the date on which all or substantially all assets of the Borrower are sold or otherwise disposed of pursuant to Section 363 of the Bankruptcy Code, and (v) the date that is thirty calendar days after the Petition Date (or such later date acceptable to the Required Lenders in their sole discretion) if the Final Order has not been entered prior to the expiration of such period.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of New Money Loans, the deemed borrowing of the Rolled-Up Loans, the use of the proceeds thereof, and the granting of Liens by the Borrower on Collateral pursuant to the Security Document and the Orders, as applicable, (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under this Agreement, by such Guarantor, and the granting of Liens by such Guarantor on Collateral pursuant to the Security Documents and the Orders, as applicable (for the avoidance of doubt, excluding Excluded Assets) and (c) the Loan Parties, the other transactions contemplated by the Restructuring Support Agreement.

“Type,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or on the Loans comprising such Borrowing, is a New Money Loan or a Rolled-Up Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.11.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Variance Report” means a variance report prepared by a Responsible Officer of the Borrower, comparing the actual results against anticipated results under the applicable Budget, on a line item basis and in the same level of detail as set forth in the Initial Budget.

“Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Date” has the meaning set forth in Section 2.04(a)(ii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

Section 1.02.      Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowing may be classified by and referred to by Type (e.g., a “New Money Loan” or a “Rolled-Up Loan”).

Section 1.03.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any references to “as of the date hereof” or similar terms or references shall be deemed to refer to the Effective Date.

Section 1.04.      Accounting Terms; GAAP.

(a)                         All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP.

(b)                         Notwithstanding any other provision contained herein, for purposes of determining compliance with any provision of this Agreement and any related definitions, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after November 30, 2016 that would require operating leases to be treated similarly to capital leases.

Section 1.05.      Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06.      Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans that refinance in full or fully replace the Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.07.      Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

Section 1.08.      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2
THE CREDITS

Section 2.01.      Commitments and Loans.

(a)                         New Money Loans. Subject to the terms and conditions set forth herein and, in the Orders, each New Money Lender severally agrees to make the following New Money Loans to the Borrower; provided, however, that the aggregate principal amount of all New Money Loans funded by such New Money Lender shall not exceed such Lender’s Commitment:

(i)                       a New Money Loan (an “Initial New Money Loan”) to the Borrower in a single Borrowing on the Effective Date (which shall be a Business Day) in Dollars in an aggregate principal amount not to exceed the Initial Borrowing Amount (such Borrowing, the “Initial Borrowing”); and

(ii)                      a New Money Loan (a “Final New Money Loan”) to the Borrower in a single Borrowing on the Final Funding Date (which shall be a Business Day) in Dollars in an aggregate principal amount not to exceed the Final Borrowing Amount (such Borrowing, the “Subsequent Borrowing”).

Amounts borrowed under Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each New Money Lender’s Commitment shall (x) automatically and permanently be reduced by the amount of each New Money Loan made hereunder and (y) terminate immediately and without further action on the Termination Date.

(b)                        Rolled-Up Loans.

(i)                       Subject to the terms and conditions set forth herein and in the Orders, on the Effective Date and concurrently with the Initial Borrowing, without any further action of any Person, an aggregate principal amount equal to $6,014,000.00 of the Prepetition Loans shall be automatically substituted and exchanged for (which exchange shall not, for the avoidance of doubt, constitute a novation) on a cashless basis, loans (the “Rolled-Up Loans”) in the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Rolled-Up Loans”.

(ii)                      Subject to the terms and conditions set forth herein and in the Orders, and without any further action by any party to this Agreement, the Rolled-Up Loans shall be deemed to be Loans, administered hereunder and secured by perfected Liens on, and security interests in, all of the Collateral of the Loan Parties to the same extent as all other obligations of the Loan Parties hereunder, in accordance with Section 2.13

(iii)                     For the avoidance of doubt, until such Rolled-Up Loans are deemed to be Rolled-Up Loans hereunder and approved by the Orders, such Rolled-Up Loans shall continue to be “Obligations” under the Prepetition Senior Secured Convertible Notes Indentures and be guaranteed by the guarantors of and secured by and entitled to the benefits of all liens created and arising under the Prepetition Senior Secured Convertible Notes Indentures, which liens shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority. The Rolled-Up Loans and the New Money Loans shall jointly constitute a single facility hereunder.

Section 2.02.      Loans and Borrowings.

(a)                       Each New Money Loan shall be made as part of a Borrowing consisting of New Money Loans made by the New Money Lenders ratably in accordance with their respective Commitments. The failure of any New Money Lender to make any New Money Loan required to be made by it shall not relieve any other New Money Lender of its obligations hereunder; provided that the Commitments of the New Money Lenders are several and no New Money Lender shall be responsible for any other New Money Lender’s failure to make New Money Loans as required hereby.

(b)                      At the time that each Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum.

(c)                       The New Money Loans shall be made available to the Borrower by depositing the proceeds thereof into the DIP Term Loan Proceeds Account.

Section 2.03.      Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery (by hand delivery, facsimile or other electronic transmission) of a written Borrowing Request signed by the Borrower to the Administrative Agent not later than 11:00 a.m., three Business Day before the date of the proposed Borrowing or, with respect to the Initial New Money Loans, one Business Day before the date of the proposed Borrowing, or, in each case, such shorter time period to which the Administrative Agent may agree. Each such Borrowing Request shall be irrevocable upon delivery and shall specify the following information:

(i)                       the aggregate amount of such Borrowing;

(ii)                      the date of such Borrowing, which shall be the Effective Date or the Final Funding Date;

(iii)                     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirement of Section 2.05, which shall be the DIP Term Loan Proceeds Account; and

(iv)                     that, as of the date of such Borrowing, the conditions set forth in Section 4.02(b), (c), (e), (g), (h) and (i) are satisfied.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each New Money Lender of the details thereof and of the amount of such New Money Lender’s New Money Loan to be made as part of the requested Borrowing.

Section 2.04.      Withdrawals of Funds from the DIP Term Loan Proceeds Account.

(a)                         The Borrower shall have the right to withdraw the funds on deposit in the DIP Term Loan Proceeds Account from time to time at any time on or after the Effective Date (but not more frequently than one time in any week period) by delivering a written notice to the Administrative Agent, the Lenders and the Lender’s counsel in substantially the form attached as Exhibit C hereto (each such notice, a “DIP Funding Withdrawal Notice”); provided, that the amount of each such proposed withdrawal shall not exceed $500,000.00 (the “Withdrawal Cap”). Notwithstanding the foregoing, the Withdrawal Cap shall not apply to the Initial Borrowing. Each DIP Funding Withdrawal Notice shall specify the following information:

(i)                       the amount of such withdrawal;

(ii)                      the date of such proposed withdrawal (the “Withdrawal Date”); and

(iii)                     the account of the Borrower to which the proceeds of such withdrawal are to be disbursed.

(b)                         For the avoidance of doubt, (i) all amounts held in the DIP Term Loan Proceeds Account shall constitute proceeds of funded New Money Loans for all purposes hereunder and shall be available to the Borrower as provided by Section 2.04(a), and, notwithstanding that the proceeds of such Loans are held in the DIP Term Loan Proceeds Account, shall bear interest in accordance with this Agreement and shall be subject to all other terms and provisions of this Agreement and the other Loan Documents to the same extent as all other Loans, and (ii) there shall be no conditions precedent to making any withdrawal from the DIP Term Loan Proceeds Account other than as set forth in this Section 2.04.

Section 2.05.      Funding of Borrowings.

(a)                         Each New Money Lender shall make each New Money Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 10:00 a.m., New York City time, to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the New Money Lenders. The Administrative Agent will make such New Money Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request, which account shall be the DIP Term Loan Proceeds Account. Notwithstanding the foregoing, if each of the New Money Lenders, the Borrower, and the Administrative Agent agree, the New Money Lenders may make each New Money Loan directly to the Borrower by directly depositing such funds in the DIP Term Loan Proceeds Account.

(b)                         Obligations of the New Money Lenders hereunder to make New Money Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any New Money Lender to make any New Money Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other New Money Lender of its corresponding obligation to do so on such date, and no New Money Lender shall be responsible for the failure of any other New Money Lender to so make its New Money Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.06.     Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall be reduced by the amount of each New Money Loan made to the Borrower. The Commitments shall terminate on the earlier of (x) the Final Funding Date immediately after giving effect to the Subsequent Borrowing and (y) the Termination Date.

Section 2.07.     Repayment of Loans; Evidence of Debt.

(a)                       The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date; provided that (i) any such repayment shall be subject to Section 2.09(c) and (ii) repayment of each Loan shall be as set forth in the Restructuring Support Agreement.

(b)                       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                       The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

Section 2.08.     Fees.

(a)                       The Borrower agrees to pay to the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agents pursuant to the Agent Fee Letter.

(b)                       Unless otherwise paid pursuant to the terms and conditions of the Restructuring Support Agreement, the Borrower shall pay to the Lenders an exit fee equal to $1,293,610.20 to the Administrative Agent for the benefit of the Lenders on a pro rata basis, which fee shall be due and payable upon an Exit Event.

(c)                       All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.09.     Interest.

(a)                       The Loans shall bear interest at the Applicable Rate.

(b)                       Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing and the Required Lenders have directed the Administrative Agent to apply the Default Rate, all outstanding Loan Document Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any principal or interest of any Loan, 2.00% per annum plus the rate otherwise applicable to Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to Loans as provided in paragraph (a) of this Section (the “Default Rate”).

(c)                       Accrued interest on each Loan shall be payable in arrears on the last Business Day of each calendar month, provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)                       All computations of fees and interest shall be made on the basis of a 360- day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)                       The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

Section 2.10.     Reserved.

Section 2.11.     Taxes.

(a)                       Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional amounts payable under this Section 2.11) the Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)                       Without duplication of any obligation under paragraph (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                       The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes and/or Other Taxes payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                       As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.11, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(e)(1)-(3) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, if a lapse or time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent upon their reasonable request updated or other appropriate documentation (including any new documentation) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.11.

Without limiting the foregoing:

(1)  Each Lender and Administrative Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 or successor form certifying that such Lender or Administrative Agent is exempt from U.S. federal backup withholding.

(2)  Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)            two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, establishing an exemption from, or reduction of, U.S. federal withholding Tax (i) pursuant to the “interest” article of such tax treaty with respect to payments of interest under any Loan Document and (ii) pursuant to the “business profits” or “other income” article of such tax treaty with respect to any other applicable payments under any Loan Document,

(B)            two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C)            in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit F-1, F-2, F-3 and F-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable,

(D)            to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY or any other information (or any successor forms) from each beneficial owner that would be required under this Section 2.11(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)            two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3)  If a payment made to a Lender or Administrative Agent under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Administrative Agent has or has not complied with such Lender’s or Administrative Agent’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date hereof.

(4)  If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall provide to the Borrower on or prior to the date on which it becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a “United States person” with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

Each Lender or Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provisions of this paragraph (e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(f)                        If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower pursuant to this Section 2.11(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this Section 2.11(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.11(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.11(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential to any Loan Party or any other Person).

(g)                       Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, or the consummation of the transactions contemplated hereby, the repayment, satisfaction or discharge of all obligations under any Loan Document or the termination of this Agreement or any provision hereof.

Section 2.12.     Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                       The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.11 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, shall be made as expressly provided herein and except that payments pursuant to Sections 2.08, 2.11 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. In the case of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan (or of interest thereon) and all other payments under each Loan Document shall be made in Dollars.

(b)                        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, any fees and any other amounts that are due hereunder or under any Loan Documents to the Administrative Agent or the Collateral Agent, (ii) second, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender with outstanding Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for any permitted assignment of or sale of a participation in any of its Loans to any assignee or participant, including any payment made or deemed made in connection with Section 9.02 or (C) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the Stated Maturity Date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                       Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.12(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.13.     Priority and Liens; No Discharge.

(a)                        Each of the Loan Parties that is a Debtor hereby covenants and agrees that upon the entry of an Interim Order (and when entered, the Final Order) its obligations hereunder and under the Loan Documents shall, subject, solely to the extent set forth in the Interim Order (and when entered, the Final Order), to the Carve Out, and the Permitted Priority Liens, at all times, pursuant to Section 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, be secured by a perfected Lien on and security interest in all of the Collateral of the Debtors, whether consisting of personal, tangible or intangible property, whether now owned or hereafter acquired, excepting Excluded Assets, unless such Collateral has been released in accordance with Section 9.14 in connection with transactions permitted under the Loan Documents.

(b)                       The relative priorities of the Liens with respect to the Collateral of the Debtors shall be as set forth in the Interim Order (and, when entered, the Final Order).

(c)                       Each Loan Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral of such Loan Party (including, without limitation, (x) all of the outstanding shares of capital stock of subsidiaries and (y) any property and rights of such Loan Parties described in the Orders and/or the Secured Documents) shall be created and perfected, to the maximum extent permitted by law, without the execution or the recordation or filing in any land records or filing offices, assignment, security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any such Collateral, as set forth in the Interim Order (and, when entered, the Final Order).

(d)                       Further to Section 2.15(a)-(c), the Interim Order (and, when entered, the Final Order), to secure the full and timely payment and performance of (A) the Secured Obligations, each Loan Party that is a Debtor hereby, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral.

(e)                       Reserved.

(f)                        Each of the Loan Parties agrees that to the extent that the Loan Document Obligations shall not have been satisfied in full in cash, unless a Lender has otherwise agreed in writing in respect of the applicable obligations owed to it, (i) such Loan Document Obligations shall not be discharged by any order confirming a Chapter 11 Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Senior Subordinate Superpriority Claims granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Collateral Agent pursuant to the Orders shall not be affected in any manner by any order confirming a Chapter 11 Plan.

Section 2.14.     Guarantee.

(a)                       Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, as a primary obligor and not only a surety, guarantees to Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

(b)                       Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)                       Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guaranty contained in this Section 2.14 or affecting the rights and remedies of any Agent or any Lender hereunder or under any other Loan Document.

(d)                       The guaranty contained in this Section 2.14 shall remain in full force and effect until all of the Secured Obligations shall have been paid in full.

(e)                       No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations are paid in full.

Section 2.15.     No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of any Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guaranty or right of offset held by any Agent or any Lender for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all of the Secured Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Agents and Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the applicable Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the applicable Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 2.16.     Amendments, etc. with respect to the Secured Obligations.

(a)                        Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by Administrative Agent may be rescinded by Administrative Agent (acting at the direction of the Required Lenders) and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Administrative Agent (acting at the direction of the Required Lenders) , and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Administrative Agent may deem advisable from time to time. Neither any Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guaranty contained in this Section or any property subject thereto.

(b)                       The Administrative Agent or the Collateral Agent (each, acting at the direction of the Required Lenders) may, from time to time, at its sole discretion and without notice to any Guarantor (or any of them), take any or all of the following actions: (1) retain or obtain a security interest in any property to secure any of the Secured Obligations or any obligation hereunder, (2) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Secured Obligations, (3) extend or renew any of the Secured Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Secured Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Secured Obligations, (4) release any guaranty or right of offset or its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Secured Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (5) resort to the undersigned (or any of them) for payment of any of the Secured Obligations when due, whether or not any Agent or such Lender shall have resorted to any property securing any of the Secured Obligations or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Secured Obligations.

Section 2.17.      Waivers. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by any Agent or any Lender upon the guaranty contained herein or acceptance of the guaranty contained herein; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained herein, and all dealings between the Borrower and any of the Guarantors, on the one hand, and Agents and Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained herein. Each Guarantor waives (1) diligence, presentment, protest, demand for payment and notice of default, dishonor or nonpayment and all other notices whatsoever to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations, (2) notice of the existence or creation or non-payment of all or any of the Secured Obligations and (3) all diligence in collection or protection of or realization upon any Secured Obligations or any security for or guaranty of any Secured Obligations.

Section 2.18.      Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to Administrative Agent without set-off or counterclaim in Dollars at the office of Administrative Agent specified in this Agreement, or pursuant to the terms of the Restructuring Support Agreement.

Section 2.19.      Keepwell. Each Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to honor all of its obligations under this Agreement in respect of hedging obligations that constitute swap obligations (provided, however, that each Guarantor shall only be liable under this Section 2.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor under this Section 2.19 shall remain in full force and effect until the Secured Obligations have been paid in full. Each Guarantor intends that this Section 2.19 constitute, and this Section 2.19 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower (as to itself and its Restricted Subsidiaries) represents and warrants to the Lenders and the Agents that:

Section 3.01.      Organization; Powers. The Borrower and each Restricted Subsidiary is (a) duly organized or incorporated and validly existing and (to the extent such concept exists in the relevant jurisdictions) in good standing under the laws of the jurisdiction of its organization or incorporation or amalgamation, (b) subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, has the corporate, constitutional power, or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Borrower), clause (b) (other than with respect to the Borrower) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.      Authorization; Enforceability. Subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, this Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to Bankruptcy Law affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.      Governmental Approvals; No Conflicts. Subject in the case of each Loan Party that is a Debtor, to the entry of the Order and the terms thereof, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or the Orders, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04.    Financial Condition; No Material Adverse Effect.

(a)                       The Initial Budget i) was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

(b)                       Since the Petition Date, there has been no event, circumstance or condition that has had, or could reasonably be expected to have, a Material Adverse Effect (other than any events, circumstance or condition disclosed by the Borrower in the Form 10-K or Form 10-Q filed on or prior to the Effective Date; provided that, for the avoidance of doubt, the disclosure in such documents shall not be deemed to include any disclosure of “Risk Factors” or risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, but in each case, other than any specific factual information contained therein).

Section 3.05.     Properties.

(a)                       The Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business free and clear of all Liens except for Liens permitted by Section 6.02. Neither the Borrower nor any Restricted Subsidiary owns any fee interest in any real property.

(b)                       Reserved.

Section 3.06.    Litigation and Environmental Matters.

(a)                       There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                       Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

(c)                       Reserved.

Section 3.07.    Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures and other agreements and instruments binding upon it or its property (other than, in the case of a Debtor, any Prepetition Indebtedness), except, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08.    Investment Company Status. None of the Borrower or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

Section 3.09.    Taxes. Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings; provided that the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

Section 3.10.      ERISA.

(a)                          Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)                          Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 3.11.      Disclosure. (a) As of the Effective Date, no written information (other than projections, other forward-looking and/or projected information and information of a general economic or industry specific nature) furnished by the Borrower or any of their respective representatives on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished on or prior to the Effective Date) on or before the Effective Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto from time to time), provided that, with respect to projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered, it being understood that any such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that actual results may vary from projected results and such variations may be material.

(b)                         As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.12.      Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary.

Section 3.13.      Intellectual Property; Licenses, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person. The Borrower or each Restricted Subsidiary do not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14.      Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) under and as defined in the documentation governing any Subordinated Indebtedness.

Section 3.15.      Federal Reserve Regulations. None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.16.      Security Interest in Collateral. Subject to the provisions of this Agreement and the other relevant Loan Documents, the Orders and the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other applicable Secured Parties, subject to Bankruptcy Law or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. With respect to Liens on assets of any Debtor, upon the entry of the Orders, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the applicable Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the applicable Secured Obligations, in each case as and to the extent set forth therein.

Section 3.17.      PATRIOT Act, OFAC and FCPA.

(a)                         The Borrower and the Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person who is the subject of Sanctions, or in any country or territory to the extent that such country or territory is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions.

(b)                         The Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or other applicable anti-corruption laws and regulations.

(c)                         Each of the Borrower and the Restricted Subsidiaries is in compliance in all material respects with applicable Sanctions, including without limitation regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act and other applicable anti-terrorism laws and regulations, and the FCPA and other applicable anti-corruption laws and regulations, and have instituted and maintain policies and procedures reasonably designed to ensure compliance with such laws and regulations.

(d)                         To the knowledge of the Borrower, none of the Borrower or the Restricted Subsidiaries has, in the three years prior to the Effective Date, committed a material violation of Sanctions, Title III of the USA Patriot Act or other applicable anti-terrorism laws and regulations, or the FCPA or other applicable anti-corruption laws and regulations.

(e)                       None of the Loan Parties, none of the Restricted Subsidiaries that are not Loan Parties or other Restricted Subsidiaries, nor to the knowledge of the Borrower, any director, officer, employee or agent of any Loan Party or Restricted Subsidiary, in each case, (i) is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, the “Consolidated Canadian Autonomous Sanctions List”, or any other list of targets identified or designated pursuant to any Sanctions, (ii) is located, organized or resident in a country or territory that is the subject of Sanctions, or (iii) is otherwise the Subject or target of Sanctions, or 50% or more in the aggregate owned or controlled by any such Person or Persons.

Section 3.18.      Bankruptcy Matters

(a)                         The Cases were commenced on the Petition Date in accordance with applicable laws, and proper notice thereof has been or will be given of (i) the motion seeking approval of the Loan Documents, the Interim Order and the Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order.

(b)                         The Debtors are in material compliance with the terms and conditions of the Orders. The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (from after the date the Final Order is entered), is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as acceptable to the Required Lenders, in their sole discretion.

(c)                         After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, (i) the Loan Document Obligations (including for the avoidance of doubt the Rolled-Up Loans) will constitute allowed Senior Subordinate Superpriority Claims, subject only to the Carve Out and the priorities set forth in the Orders, as applicable, and (ii) in respect of any property owned by a Debtor other than Excluded Assets, to the maximum extent permitted by law, the Loan Document Obligations will be secured by a valid, binding, continuing, enforceable, fully-perfected Lien on all of the “Collateral” pursuant to sections 364(c)(2), (c)(3) and (d), subject only to the Permitted Priority Liens and the Carve Out.

(d)                         The entry of the Orders is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of each Loan Party that is a Debtor, the Senior Subordinate Superpriority Claims and, to the maximum extent permitted by law, valid, binding, continuing, enforceable, fully-perfected Liens on the Collateral of each Debtor described in this Section 3.18, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

(e)                         Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Termination Date (whether by acceleration or otherwise) of any of the Loan Document Obligations, the Agents and the Lenders shall be entitled to terminate the Commitments and, subject to any prior notice requirements under the Orders in respect of the Collateral, to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from the Bankruptcy Court or any other court.

ARTICLE 4
CONDITIONS

Section 4.01.      Effective Date. The obligations of the Lenders to make the Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)                         The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic transmission of a signed counterpart of this Agreement and each Loan Document) that such party has signed a counterpart of this Agreement and each Loan Document.

(b)                         Prior to or substantially concurrently with the funding of the Initial Borrowing hereunder on the Effective Date, the Administrative Agent and the Lenders shall have received (i) all fees required to be paid by the Borrower on the Effective Date hereunder and under the Agent Fee Letter and (ii) all expenses (including the legal fees of counsel to the Agents) required to be paid by the Borrower for which invoices (which may be in summary format) have been presented at least three Business Days prior to the Effective Date (except as otherwise agreed by the Borrower), which amounts, in the case of the Lenders, may be offset against the proceeds of the Loans.

(c)                         Each document (including any UCC financing statement and intellectual property security agreements) required by any Security Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Security Document (unless such Security Document provides for any such requirement to be provided at a later point in time), shall be in proper form for filing, registration or recordation and the Required Lenders have made arrangements for such filing, registration or recordation.

(d)                       Each of the Lenders and the Agents, as applicable, shall have received at least three Business Days prior to the Effective Date (or such later date as each of the Lenders and the Agents shall agree in their sole discretion) all documentation and other information about the Loan Parties and the Lenders, as applicable, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act, that shall have been reasonably requested by an initial Lender and/or an Agent in writing at least 5 Business Days prior to the Effective Date.

(e)                      The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(f)                        No Default shall have occurred and be continuing.

(g)                       The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(h)                       The Petition Date shall have occurred, and each of the Debtors shall be a debtor and a debtor-in-possession under the Cases.

(i)                        The Interim Order (i) shall have been entered and shall be in full force and effect, (ii) shall not have been amended, supplemented, appealed, altered, stayed, vacated, rescinded or otherwise modified, without the prior written consent of the Required Lenders and (iii) the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order.

(j)                        The First Day Orders (including a cash management order), which shall be in form and substance satisfactory to the Required Lenders, shall have been entered upon an application or motion of the Debtors in form and substance reasonably satisfactory to the Required Lenders, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the Required Lenders; provided, that it shall be reasonable that any change to such orders that impacts the interaction between such orders and the Orders is not satisfactory to the Lenders.

(k)                       The Administrative Agent and the Required Lenders shall have received, and the Required Lenders shall have approved the Budget.

Solely with respect to the Loan Parties that are Debtors, to the extent that any of the items described in Section 4.01(c) shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition to effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder and the Borrower shall, instead, cause such items to be delivered to the Administrative Agent not later than 30 days following the Effective Date (or such later date as the Required Lenders shall agree in their sole discretion).

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement (and each prospective Lender participating in the primary syndication of the Loans) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender or prospective Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02.      Conditions to the Initial Borrowing. The obligations of each New Money Lender to make any New Money Loan requested to be made by it on any date (including the Effective Date) hereunder is subject to the satisfaction of the following conditions precedent (or waiver thereof in accordance with Section 9.02):

(a)                       The Effective Date shall have occurred.

(b)                       At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(c)                       The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable Borrowing date or on such earlier date, as the case may be.

(d)                       The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(e)                       No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against the Borrower, Agents or any Lender.

(f)                       The outstanding amount of the Initial Borrowing shall not exceed the amount authorized for such Borrowing under the Interim Order.

(g)                       The Restructuring Support Agreement shall be in full force and effect as between the Debtors and the Lenders.

(h)                       The Cases of any of the Debtors shall have not been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code.

(i)                        No trustee, receiver or examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) shall have been appointed or designated with respect to the Debtors’ business, properties or assets.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 4.02(b), (c), (e), (g), (h) and (i).

Section 4.03.    Conditions to the Subsequent Borrowing. The obligations of each New Money Lender to make the Subsequent Borrowing hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)                       The conditions precedent set forth in Section 4.02 shall have been satisfied.

(b)                       The Lenders shall have received the Budget and the Variance Report, as applicable, required to be delivered pursuant to Sections 5.01 and 5.17, and the Required Lenders shall have approved such Budget and Variance Report, as applicable.

(c)                       All material final orders of the “first day motions” that were entered on an interim basis and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court.

(d)                       The Final Order (i) shall have been entered within thirty (30) calendar days of the Petition Date (or such longer period as the Required Lenders may agree in their sole discretion) and shall be in full force and effect, (ii) shall not have been amended, supplemented, appealed, altered, stayed, vacated, rescinded or otherwise modified, without the prior written consent of the Required Lenders and (iii) the Loan Parties and their Subsidiaries shall be in compliance with the Final Order.

(e)                       The outstanding amount of the Subsequent Borrowing shall not exceed the amount authorized for such Borrowing under the Final Order.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Stated Maturity Date shall have occurred, the Borrower covenants and agrees with the Lenders and the Agents that:

Section 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)                       (i) copies of the monthly operating reports filed in the Bankruptcy Case simultaneously with their filing, which reports will be timely filed by the Borrower in accordance with the applicable United States trustee guidelines and regulations and (ii) every seven (7) days after the Effective Date, an updated thirteen (13) week cash flow forecast, in each case, in form and substance satisfactory to Lenders in their sole and absolute discretion for the subsequent thirteen (13) week period, consistent with the form of the Initial Budget (the “Budget”). Lenders shall have ten (10) days from the date of receipt of the Borrower’s cash-flow forecast to object to the forecast by providing written notice to the Borrower specifying the objection; if no objection is made within ten (10) days, then the thirteen (13) week cash flow forecast shall be approved without further notice. The Borrower will promptly provide notice to Administrative Agent of any Material Adverse Effect, and shall have fifteen (15) days from the date of such notice to cure the same; and

(b)                       Borrower will provide to Administrative Agent, the Lenders and the Lender’s counsel such other reports and information as may be requested by the Lenders in their sole discretion on a timely basis. In addition, the Borrower will use its best efforts to cause its accountants, financial advisors, consultants, and parties providing management services to Borrower to provide to Administrative Agent, on behalf of each Lender, all such information as may be requested by the Required Lenders in their sole discretion with respect to the businesses, results of operations, and financial condition of Borrower. Promptly following receipt, Borrower shall provide to Administrative Agent copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Indebtedness. Promptly following the occurrence thereof, Borrower shall notify Administrative Agent of any amendment, modification, breach, rescission or termination of any material contract or the existence of any material contract entered into following the Effective Date;

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s or one of its Affiliates’ website on the Internet or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material nonpublic information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will, upon the Administrative Agent’s reasonable request, identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its respective Affiliates or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

The Platform is provided “as is” and “as available.” The Agent Related Persons (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Company Materials or Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Related Person in connection with the Company Materials, the Communications or the Platform. In no event shall any Agent or any Related Party thereof (collectively, the “Agent Related Person”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Agent or any Lender by means of electronic communications pursuant to this Section and Section 9.01, including through the Platform.

Section 5.02.      Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) and the Lender’s Counsel, written notice of the following:

(a)                          the occurrence of any Default; and

(b)                         the filing or commencement of any action, suit or proceeding (other than as a result of the Cases) by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another senior executive officer of the Borrower, affecting the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.      Information Regarding Collateral.

(a)                         The Borrower will furnish to the Administrative Agent promptly (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent acting at the direction of the Required Lenders) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization or the location of the chief executive office of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction, together with any necessary or advisable financing statements or amendments to maintain the perfection of the Collateral Agent’s Liens on the Collateral.

Section 5.04.      Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, the patents, copyrights, trademarks and trade names material to the conduct of its business, in each case (other than the preservation of the existence of the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05.      Payment of Taxes, Etc. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except (a) where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) that are being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP or (c) with respect to any Person that is a Debtor under the Cases, the nonpayment of such Tax is permitted or required by the Bankruptcy Code.

Section 5.06.      Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07.      Insurance.

(a)                         The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self- insurance which the Borrower believes (in the good faith judgment of management the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent (acting at the direction of Required Lenders), information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by a Loan Party shall (i) name the Administrative Agent and the Collateral Agent, on behalf of the applicable Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (excluding any business interruption insurance, workers’ compensation policy or employee liability policy), contain a loss payable/mortgagee clause or endorsement that names Collateral Agent, on behalf of the applicable Secured Parties, as the loss payee/mortgagee thereunder.

(b)                         Reserved.

Section 5.08.      Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or the Restricted Subsidiaries, as the case may be. The Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders (provided that a representative of the Lenders may accompany the Administrative Agent) may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 5.09.      Compliance with Laws. Subject to Bankruptcy Law, the terms of the Orders and any required approval by the Bankruptcy Court, the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws, ERISA, FCPA, Sanctions, the USA Patriot Act and other anti-terrorism and anti-corruption laws) applicable to it or its property, except where the failure to do so (other than compliance with FCPA, Sanctions, the USA Patriot Act and other anti-terrorism and anti-corruption laws), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10.      Use of Proceeds. The proceeds of the Loans and any Cash Collateral (as defined in the Orders) shall be used by the Loan Parties only for the following, in each case in accordance with the terms of the Orders, the Loan Documents and the Budget (including the Budget Variance): (i) to pay amounts due to Lenders and the Agents hereunder and professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by Lenders and the Agents, including those incurred in connection with the preparation, negotiation, documentation and court approval of the Transactions, (ii) reserved, (iii) solely to the extent provided for in the Budget, to fund the working capital needs, capital improvements and general corporate purposes of the Borrower and the other Loan Parties following the commencement of the Cases to the extent authorized by the Bankruptcy Court and not prohibited by the terms hereof, (iv) to the extent provided in the Budget, to fund the costs and expenses related to the Cases and (v) to pay obligations arising from or related to the Carve Out and the Permitted Priority Liens. Without limiting the foregoing, any other expense greater than $200,000 shall require the approval of the Required Lenders.

Section 5.11.      Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, the Borrower will, within 15 days (or such longer period contemplated by the Orders, or as the Administrative Agent acting at the direction of the Required Lenders shall reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Administrative Agent thereof, and shall take all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary in order to satisfy the Guarantee with respect to such Subsidiary, the assets of such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 15 days after such formation or acquisition (or as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree).

Section 5.12.      Further Assurances.

(a)                         The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the applicable Security Documents and Guarantee to be and remain satisfied at all times, all at the expense of the Loan Parties and subject to the Orders.

(b)                         Reserved.

Section 5.13.      Cash Management and Collections. Unless otherwise consented to by the Required Lenders in their sole discretion, the Borrower shall ensure that the primary cash collections and cash pooling arrangements of the Loan Parties and their subsidiaries as in effect on the Effective Date shall not be modified in any material manner if the result of such modification would be (x) to cause material amounts of cash to be concentrated or pooled into bank accounts located in any jurisdiction other than the United States or (y) materially adverse to the scope of collateral and lien perfection (with respect to cash and deposit accounts) contemplated by the parties hereto on the Effective Date (including pursuant to Section 5.14).

Section 5.14.      Certain Post-Closing Obligations.

(a)                         The Administrative Agent shall have received within 20 Business Days after the Effective Date (or such longer period as the Required Lenders may approve in their sole discretion), evidence that the insurance required by Section 5.07 is in effect and the Administrative Agent and the Collateral Agent, within 20 Business Days after the Effective Date, (A) shall have been named as loss payee or additional insured, as appropriate, under each such insurance policy to the extent required by Section 5.07 and (B) shall have received customary insurance certificates containing notification endorsements reasonably satisfactory to the Required Lenders in respect of each such insurance policy under which the Administrative Agent and the Collateral Agent are named as loss payee or additional insured.

Section 5.15.     Case Milestones. The Loan Parties shall ensure satisfaction of the milestones set forth below (the “Case Milestones”), unless waived or extended with the consent of the Required Lenders in their sole discretion or the Administrative Agent (with the consent of the Required Lenders) (which may be by email from the Required Lenders or their counsel):

(a)                         no later than 5 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(b)                         no later than 40 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final Order;

(c)                         no later than 15 Business Days following the Petition Date, the Debtors shall have filed (i) the Acceptable Plan; (ii) the Acceptable Disclosure Statement and (iii) a motion seeking entry of an order approving the Acceptable Disclosure Statement;

(d)                         no later than 50 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Acceptable Disclosure Statement Order;

(e)                         no later than 90 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(f)                          no later than 105 calendar days after the Petition Date, the Plan Effective Date shall have occurred.

Section 5.16.      Bankruptcy Covenants.

(a)                         The Debtors shall cause all proposed First Day Orders, “second day” orders and all other orders establishing procedures for administration of the Cases or approving significant or outside the ordinary course of business transactions submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and, in any event, reasonably acceptable to the Required Lenders in all respects.

(b)                         The Loan Parties shall comply in all material respects with each order entered by the Bankruptcy Court.

(c)                         The Debtors shall comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Orders, the Restructuring Support Agreement, and any other order of the Bankruptcy Court.

(d)                         The Debtors shall provide at least five (5) Business Days’ (or such shorter notice reasonably acceptable to the Required Lenders) prior written notice to the Lenders or their counsel prior to any filing of a motion for assumption or rejection of any Debtor’s or any other Subsidiary’s material contracts pursuant to Section 365 of the Bankruptcy Code and no such contract or lease shall be assumed or rejected, if such assumption or rejection would be materially adverse to the interests of the Secured Parties.

(e)                       The Debtors shall deliver or cause to be delivered to the Required Lenders or their counsel for review and comment, as soon as reasonably practicable in advance of (but no later than three (3) Business Days prior to) any filing with the Bankruptcy Court, copies of all proposed pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of the Loan Parties with the Bankruptcy Court except those that are ministerial or administrative pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of the Loan Parties, or distributed by or on behalf of the Loan Parties to any official or unofficial committee appointed or appearing in the Cases or any other party in interest, and shall consult in good faith with the Required Lenders’ advisors regarding the form and substance of any such document.

(f)                        The Debtors shall provide (i) if not otherwise provided by the Bankruptcy Court’s electronic docketing system or the website maintained by the Debtors’ noticing and service agent, copies to the Administrative Agent of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court or filed with respect to any Loan Document, (ii) reporting and financial information distributed by or on behalf of the Debtors to the Sponsoring Noteholders (as defined in the Restructuring Support Agreement) and (iii) such other reports and information as the Required Lenders may, from time to time, reasonably request.

(g)                        In connection with the Cases, the Borrower and the other Debtors shall use best efforts to seek to give the proper notice for (i) the motions seeking approval of the Loan Documents and the Orders and (ii) the hearings for the approval of the Orders. The Borrower and the other Debtors shall give, on a timely basis as specified in the Orders, all notices required to be given to all parties specified in the Orders.

(h)                       The Borrower and the other Debtors shall use reasonable best efforts to obtain the Interim Order and the Final Order.

(i)                         Each Debtor shall provide the Agents and the Lenders with reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions.

(j)                         Each Debtor shall promptly deliver or cause to be delivered to the Administrative Agent and the Lenders copies of (i) any term sheets, proposals, or presentations from any party, related to (A) the restructuring of the Debtors, or (B) a material sale of assets of one or all of the Debtors and/or any other Restricted Subsidiary, subject to any existing confidentiality and other obligations owed by such Debtor and/or Loan Party to such party furnishing such term sheets, proposals or presentations, including with respect to the sharing of any such information with third parties and (ii) any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports and updated information related to the sale or any other transaction and copies of any such bids and any updates, modifications or supplements to such information and materials.

(k)                         All pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Required Lenders in their sole discretion.

Section 5.17.      Variance Reports. Beginning on the first Monday that is seven (7) days following the Effective Date and on Monday of each week thereafter, the Borrower shall deliver via e-mail to the Lenders and its respective counsel a Variance Report. Concurrently with delivery of each Variance Report, a Financial Officer of the Borrower shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate certifying that the Variance Report (i) demonstrates compliance with Section 6.16 and (ii) was prepared in good faith and fairly presents in all material respects the information set forth therein.

Section 5.18.      DIP Term Loan Proceeds Account. The Borrower shall hold all proceeds of the New Money Loans in the DIP Term Loan Proceeds Account or such other account as may be agreed by each Lender and the Borrower. The Borrower may withdraw funds from the DIP Term Loan Proceeds Account (or such other account agreed to by the parties) so long as such funds are applied in accordance with the Budget (subject to Budget Variances).

ARTICLE 6
NEGATIVE COVENANTS

Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Lenders that:

Section 6.01.      Indebtedness; Certain Equity Securities.

(a)                          the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                 (A) Indebtedness of the Loan Parties under the Loan Documents and (B) Prepetition Indebtedness of any Debtor;

(ii)                Indebtedness outstanding on the Effective Date and listed on Schedule 6.01;

(iii)               Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted, and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable (as reasonably determined by the Required Lenders) taken as a whole, to the Lenders as those contained in the subordination of such Indebtedness;

(iv)               Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations on terms in form and substance reasonably satisfactory to the Required Lenders;

(v)                (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiary financing the acquisition, construction, repair, replacement, installation or improvement of any property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property); provided that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and to the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this subclause (v) shall not exceed $100,000 as of such time;

(vi)              Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred (A) in the ordinary course of business to current or former directors, officers, employees, members of management, managers and consultants of the Borrower and/or any Restricted Subsidiary and (B) in connection with any Investment permitted hereunder;

(vii)             Cash Management Obligations and other Indebtedness in respect of netting services, cash pooling, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;

(viii)            obligations in respect of performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees, leases, government or trade contracts and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice; and

(b)                         The Borrower will not, nor will it permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests.

Section 6.02.      Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)                          Liens created under (A) the Orders, (B) this Agreement and any other Loan Document, (C) Permitted Priority Liens, and (D) any Prepetition Secured Documents, as in effect on the Petition Date;

(ii)                         Permitted Encumbrances;

(iii)                        Liens existing on the Petition Date; provided that any Lien securing Indebtedness or other obligations in excess of $500,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof;

(iv)                        Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Lease Obligations;

(v)                         leases, licenses, subleases or sublicenses granted to others that are entered into in the ordinary course of business or that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(vi)                        Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05 in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(vii)                       Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(viii)                      Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, including liens or rights of set-off arising under the general terms and conditions of banks with whom any group member maintains a banking relationship in the ordinary course of business; (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(ix)                         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(x)                          receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

Section 6.03.       Fundamental Changes. The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into, amalgamate or consolidate or amalgamate with any other Person, or permit any Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and the Restricted Subsidiaries, taken as a whole, to or in favor of any Person (other than as part of the Transactions), except that:

(a)                          any Restricted Subsidiary of the Borrower may merge, amalgamate, consolidate or amalgamate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries of the Borrower; provided that, when any Subsidiary Guarantor is merging, consolidating or amalgamating with any other Restricted Subsidiary the continuing or surviving Person shall be a Subsidiary Guarantor;

(b)                          any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;

(c)                          any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which shall have complied with the requirements of Sections 5.11 and 5.12; and

(d)                          any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

Section 6.04.       Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Restricted Subsidiary to, make or hold any Investment, except:

(a)                          Permitted Investments at the time such Permitted Investment is made;

(b)                          loans or advances to present or former officers, directors, managers, members of management, consultants, independent contractors and employees of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for purposes not described in the foregoing clause (i); provided that at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount outstanding in reliance on these clauses (i) and (ii) shall not exceed $50,000;

(c)                          Reserved;

(d)                          Investments consisting of deposits, prepayments and/or other credits to suppliers in the ordinary course of business;

(e)                          Investments consisting of extensions of trade credit in the ordinary course of business;

(f)                           Investments existing or contemplated on the Petition Date and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof;

(g)                         promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)                        Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(i)                          advances of payroll payments to employees in the ordinary course of business;

(j)                          Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(k)                         Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted under Sections 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(l)                          to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business; and

(m)                         unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law.

Section 6.05.      Asset Sales. (i) The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest and any Intellectual Property owned by it, and (ii) the Borrower will not permit any Restricted Subsidiary to issue any additional Equity Interest, in each case, having a fair market value in excess of $50,000 in a single transaction or a series of related transactions (each, a “Disposition”), except:

(a)                         Dispositions of inventory in the ordinary course of business (including on an intercompany basis);

(b)                        the sale or discount, in each case without recourse, of past due accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not for financing purposes; and

(c)                         leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

Section 6.06.      Negative Pledge. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the applicable Secured Parties with respect to the applicable Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a)                         restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document and (iii) the Prepetition Secured Documents;

(b)                         customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)                         customary provisions in leases, subleases, licenses, cross-licenses or sublicenses and other contracts restricting the assignment thereof;

(d)                         restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness;

(e)                          restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business;

(f)                          restrictions set forth on Schedule 6.06 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(g)                         customary provisions in partnership agreements, limited liability company organizational governance documents, sale leaseback agreements, joint venture agreements and other similar agreements, in each case, entered into in the ordinary course of business; and

(h)                         customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

Section 6.07.      Restricted Payments; Certain Payments of Indebtedness. The Borrower will not, nor will it permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment

Section 6.08.      Transactions with Affiliates. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i)                          (A) transactions among Loan Parties and, to the extent not otherwise prohibited hereunder, their Restricted Subsidiaries and (B) transactions involving aggregate payments or consideration of less than $100,000 (in one transaction or a series of transactions);

(ii)                         on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)                        guaranty fees among the Loan Parties;

(iv)                        issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement;

(v)                         employment, consulting, severance and other service or benefit related arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Section 6.04, salary or guaranteed payments and bonuses) and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business;

(vi)                        transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(vii)                       the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, in a manner consistent with the Budget; and

(viii)                      transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Section 6.09.      Liquidity. The Borrower shall not permit Liquidity, as of the last day of any month, commencing with the month ending May 31, 2024, to be less than $1,500,000.

Section 6.10.      Change in Nature of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not enter into any new line of business that is fundamentally and substantively different from their existing lines of business conducted by them on the Effective Date, taken as a whole, other than activities reasonably related, complementary or ancillary to such existing lines of business or reasonable extensions thereof.

Section 6.11.      Accounting Changes. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, the Borrower and the Administrative Agent, acting at the direction of the Required Lenders, will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.12.      Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall they permit any Subsidiary Loan Party to, amend or modify their respective Organizational Documents in a manner that is materially adverse to the Lenders (in their capacities as such).

Section 6.13.      Intellectual Property. Notwithstanding anything in this Agreement to the contrary, no Disposition or transfer (via an Investment, Disposition or otherwise) of Intellectual Property material to the business or operations of the Borrower and its Restricted Subsidiaries owned by a Loan Party may be made to a Restricted Subsidiary that is not a Loan Party.

Section 6.14.      Additional Bankruptcy Matters. No Debtor shall, and no Debtor shall permit any of its Subsidiaries to, without the Required Lenders’ prior written consent, do any of the following:

(a)                       object to or contest the validity or enforceability of any Order, any Liens granted to the Collateral Agent therein, or any terms of the Loan Documents or cooperate with any party with respect to such objection or contest;

(b)                       seek to modify any of the rights granted under the Orders to any of the Administrative Agent, the Collateral Agent or the Lenders in any manner adverse to the Administrative Agent, the Collateral Agent or the Lenders (including incurring, creating, assuming or suffering to exist or permit any other superpriority claim which is pari passu or senior to the superpriority claims of the Administrative Agent, the Collateral Agent and the Lenders hereunder, except for the Carve Out or the obligations of the Permitted Priority Liens);

(c)                       assert any claim against any Lender under Section 506(c) of the Bankruptcy Code;

(d)                       incur, create, assume, suffer or permit any claim or Lien or encumbrance against its or any of its property or assets in the Cases to be pari passu with or senior to the claims of the Lenders against the Debtors in respect of the Secured Obligations hereunder, or apply to the Bankruptcy Court for authority to do so, other than pursuant to the Orders; provided that any Lien permitted pursuant to the foregoing shall have been in existence, validly perfected and non- avoidable on the Petition Date, shall have been senior to the Lien securing the obligations arising under any Prepetition Indebtedness and shall have been permitted under the terms of the Prepetition Secured Documents solely to the extent such liens were, as of the Petition Date: (i) validly existing, properly perfected and non-avoidable, (ii) senior to the Liens securing the obligations under any Prepetition Indebtedness, (iii) are Permitted Priority Liens or (iv) permitted to exist under the Prepetition Secured Documents;

(e)                       assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties or the Prepetition Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders;

(f)                        subject to the terms of the Orders and subject to Article 7, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Agent or Lender to lift an applicable stay of proceedings to do the foregoing; or

(g)                       except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Required Lenders, as provided pursuant to any other Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor affiliate or insider unless such payment or distribution is on arm’s-length terms, consistent with past practice and in the ordinary course of business.

Section 6.15.      Use of Proceeds. No Collateral, proceeds of the Loans, any portion of the Carve Out or any other amounts may be used directly or indirectly by any of the Loan Parties, any statutory committee appointed in the Cases or any trustee or other estate representative appointed in the Cases (or any successor case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to seek authorization to obtain liens or security interests that are senior to, or on a parity with, the Liens securing the Loan Document Obligations or the Liens securing the Prepetition Secured Indebtedness; or (b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support, threaten or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, against the Agents, the Lenders, the Prepetition Secured Parties and each of their respective officers, directors, controlling persons, employees, agents, attorneys, representatives, advisors, affiliates, assigns, predecessors-in-interest or successors of each of the foregoing, with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the Indebtedness, the Liens granted under the Loan Documents, or the Prepetition Secured Documents; (iv) any action seeking to invalidate, modify, set aside, avoid or subordinate, in whole or in part, the Loan Document Obligations or the Prepetition Secured Documents; (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to either (A) the Administrative Agent, the Collateral Agent or the Lenders hereunder or under any of the Loan Documents, or (B) the Prepetition Secured Parties under any of the Prepetition Secured Documents (in each case, including, without limitation, claims, proceedings or actions that might prevent, hinder or delay any of the Agents’ or the Lenders’ assertions, enforcements, realizations or remedies on or against the Collateral in accordance with the applicable Loan Documents and the Orders); (vi) except as set forth in the applicable Order with respect to any Stay Relief Motion (as defined in such Order), objecting to, contesting, or interfering with, in any way, the Agents’ and the Lenders’ enforcement or realization upon any of the Collateral once an Event of Default has occurred; or (vii) to pay any amount on account of any claims arising prior to the Petition Date unless such payments are (X) approved by an order of the Bankruptcy Court (including, without limitation, under the Orders) and (Y) permitted under the Loan Documents; provided, however, that no more than $25,000 in the aggregate of the Collateral, proceeds from the Borrowings or any other amounts, may be used by the Creditors’ Committee (as defined in such Order), if any, to investigate claims and/or liens of the Prepetition Secured Parties under the Prepetition Secured Documents.

Section 6.16.      Budget Variance Covenant. With respect to any Variance, the Debtors shall not permit (in each case tested on the date on which the Borrower delivers a Variance Report pursuant to Section 5.17) expenses to vary from the applicable Budget by more than twenty percent (20%) in excess of the budgeted amount for cash disbursements on a cumulative rolling 4 week basis, provided that to the extent the actual cash receipts in any such period exceed the amounts for such period in the applicable Budget, or if the cash disbursements in any such period are less than the amounts for such period in the applicable Budget, then the Budget Variance for such receipts or disbursements, as applicable, for the next succeeding period shall be increased by an amount equal to such difference (and shall continue to roll over into successive periods to the extent such additional budgeted capacity is unused by the Debtors). In the event that actual amounts for total cash receipts and cash disbursements from operations line items and/or professional fees are in excess of the Budget, the parties hereto agree to negotiate in good faith to discuss any modification to the Budget and Budget Variances, it being understood and agreed that Lenders shall have no obligation to fund any amounts in excess of the Budget and Budget Variances, and it being further agreed that any amounts for professional fees in excess of the Budget shall not be paid by the Borrower until all amounts owing to the Agents and the Lenders hereunder are paid in full. The permitted variances set forth above shall be referred to herein as the “Budget Variances”.

Section 6.17.      Real Property. Neither the Borrower nor any Restricted Subsidiary shall acquire any fee interest in any real property.

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.      Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)                         the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder or under the Restructuring Support Agreement, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                        any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable and in the currency required hereunder or under the Restructuring Support Agreement, and such failure shall continue unremedied for a period of five Business Days after the date such amount shall have become due and payable;

(c)                        any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                        the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.04 (with respect to the existence of the Borrower), Sections 5.15, 5.16, 5.17, 9.03 or in Article VI;

(e)                       any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent (acting at the direction of Required Lenders) to the Borrower;

(f)                        the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); provided, that, this clause (f) shall not apply, in the case of any Debtor, to any Prepetition Indebtedness (including any guarantee thereof) or any other secured or unsecured debt of a Debtor that arose prior to the Petition Date as to which remedial action by the holder of such debt is subject to the automatic stay of the Bankruptcy Code imposed in the Cases or otherwise barred or enjoined by a court of competent jurisdiction.

(g)                       any event or condition occurs that results in any Material Indebtedness (other than any Prepetition Indebtedness of a Debtor) becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (other than any Prepetition Indebtedness of a Debtor) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than any Prepetition Indebtedness of a Debtor) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (including, for the avoidance of doubt, the occurrence of any “Fundamental Change” (as defined in any of the Borrower’s convertible Indebtedness)); provided that this clause (g) shall not apply (i) to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) in the case of any Debtor, to any Prepetition Indebtedness (including any guarantee thereof) or any other secured or unsecured debt of a Debtor that arose prior to the Petition Date as to which remedial action by the holder of such debt is subject to the automatic stay of the Bankruptcy Code imposed in the Cases or otherwise barred or enjoined by a court of competent jurisdiction; provided, further, that immediately upon a cure or waiver of the default described in this clause (g) with respect to such Material Indebtedness, such default hereunder shall be immediately and automatically cured without any further action by any Person;

(h)                       other than the Cases, an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower, any Guarantor or any Restricted Subsidiary that is not a Debtor as of the Effective Date or its debts, or of a material part of its assets, under any Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower, any Guarantor or any Restricted Subsidiary that is not a Debtor or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                        the Borrower, any Guarantor or any Restricted Subsidiary that is not a Debtor shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, court protection, reorganization or other relief under any Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (other than the Cases) without the consent of the Required Lenders, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) except for the Cases, apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, manager, monitor, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any Restricted Subsidiary that is not a Debtor or for a material part of its assets (excluding a fee examiner and any official committee appointed in the Cases), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)                        one or more enforceable judgments for the payment of money (in each case other than against any Debtor as a result of the commencement of the Cases) in an aggregate amount in excess of $250,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation) shall be rendered against the Borrower, any other Debtor (which, in case of the Debtors only, arose following the Petition Date), any Restricted Subsidiary or any combination thereof and the same shall remain unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of the automatic stay of Section 362 of the Bankruptcy Code;

(k)                       (i) an ERISA Event occurs that, individually or in the aggregate with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in a Material Adverse Effect or (ii) any of the Borrower or any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l)                        any Lien purported to be created under any Security Document or under the Orders shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (iii) as a result of the Collateral Agent’s failure to file Uniform Commercial Code continuation statements; or

(m)                      (i) this Agreement, any material Security Document or any material Guarantee of the Secured Obligations shall for any reason not be (or asserted by any Loan Party in writing not to be) a legal, valid and binding obligation of any Loan Party party thereto other than as expressly permitted hereunder or thereunder; or (ii) any subordination provision in respect of any Material Indebtedness shall for any reason not be (or asserted by any Loan Party in writing not to be) a legal, valid and binding obligation of any Loan Party party thereto other than as expressly permitted hereunder or thereunder; provided, that immediately upon a cure of the Default described in this clause(m)(ii) with respect to such Material Indebtedness, such Default hereunder shall be immediately and automatically cured without any further action by any Person so long as such Default did not have an adverse impact on the Lenders; or

(n)                      a Change in Control shall occur; or

(o)                      there occurs any of the following:

(i)             the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Loan Party (or any affiliate thereof) of a motion or other pleading seeking entry of such an order;

(ii)            without the written consent of the Required Lenders, the entry of an order or the filing by any Loan Party (or any affiliate thereof) of an application, motion or other pleading seeking entry of an order providing for a change in venue with respect to the Cases and such order shall not be reversed or vacated within ten (10) calendar days;

(iii)            a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any affiliate thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders;

(iv)            the entry of an order on behalf of any Loan Party or the filing by any Loan Party (or any affiliate thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order, the Final Order, any Loan Document, any document relating to the Prepetition Secured Indebtedness or any of the transactions contemplated in any of the foregoing, or any of the Borrowers or any of its Affiliates shall apply for authority to do so, without the prior written consent of the Required Lenders, or the Interim Order or Final Order shall cease to be in full force and effect;

(v)            (A) the entry of an order in any of the Cases denying or terminating use of cash collateral of the Prepetition Secured Parties by the Loan Parties that are Debtors; (B) the termination of the right of any Loan Party that is a Debtor to use any cash collateral of the Prepetition Secured Parties under the Interim Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent (at the direction of the Required Lenders) and the Required Lenders; or (C) any other event that terminates the Loan Parties’ right to use cash collateral;

(vi)            the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Debtors having an aggregate value of $250,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(vii)          any of the Loan Parties or any of their Subsidiaries, or any person claiming by or through any of the Loan Parties or their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, support or otherwise participate as an adverse party in any motion practice, suit or other proceeding against (x) the Administrative Agent or the Lenders or (y) the lenders or agents under any of the Prepetition Secured Documents other than to enforce the terms of the Loan Documents and/or the Prepetition Secured Documents;

(viii)         the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c), Section 552 or any other section of the Bankruptcy Code against the Lenders or the Prepetition Secured Lenders or the commencement of any other action or the filing of any motion or other pleading by the Loan Parties (or any affiliate thereof) that challenges the rights and remedies of the Agents, the Lenders or the Prepetition Secured Parties under the Loan Documents, the Prepetition Senior Secured Convertible Notes Indentures and related documents or the Orders or that is inconsistent with the Loan Documents;

(ix)            the entry of an order in any of the Cases granting, or the filing of a motion by the Loan Parties (or any affiliate thereof) seeking, authority to use cash collateral (other than with the prior written consent of the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the Orders);

(x)             without the written consent of the Required Lenders, the entry of an order in any of the Cases, other than the Orders, granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order reasonably acceptable to the Required Lenders);

(xi)            termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a Chapter 11 Plan;

(xii)           the making of any Prepetition Payments other than (A) as permitted by the Interim Order, the Final Order or the Restructuring Support Agreement and (B) as permitted by any Acceptable Bankruptcy Court Order and consistent with the Budget (subject to the Budget Variance), but in the case of clauses (A) and (B) in amounts not in excess of the amounts set forth for such payments in the Budget (subject to the Budget Variance);

(xiii)          an order of the Bankruptcy Court granting, other than in respect of the Orders, this Agreement, the Permitted Priority Liens and the Carve Out, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Agents and the Lenders or the Prepetition Secured Parties, or the filing by any Loan Party (or any of its affiliates) of a motion or application seeking entry of such an order;

(xiv)          the failure to satisfy any of the Case Milestones in accordance with the terms relating to such Case Milestones (unless waived or extended with the consent of the Required Lenders in accordance with the terms hereof);

(xv)           other than with respect to the Carve Out, the Permitted Priority Liens and the Liens permitted to have such priority under the Loan Documents and the Orders, any Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents or the Liens securing the Prepetition Secured Indebtedness;

(xvi)          noncompliance in any material respect (including any noncompliance with any material term) by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order (provided that, to the extent such term is also reflected in this Agreement or another Loan Document, and noncompliance therewith is subject to a grace period otherwise provided for herein, such failure shall be subject to such grace period);

(xvii)         any motion, supplement, amendment or other document relating to the Orders, this Agreement, the Prepetition Secured Documents or the transactions contemplated in any of the foregoing that is not in form and substance satisfactory to the Required Lenders in their sole discretion, is filed by any Loan Party (or any affiliate thereof) or entered by the Bankruptcy Court;

(xviii)        any breach, event of default, or termination of the Restructuring Support Agreement;

(xix)           the filing of a motion, pleading or proceeding by any Loan Party (or any affiliate thereof) which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or the Prepetition Secured Parties or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in a material impairment of the rights or interests of the Lenders or the Prepetition Secured Parties, including with respect to the Liens under the Loan Documents or the Liens securing the Prepetition Secured Indebtedness;

(xx)           any Loan Party (or any affiliate thereof) shall challenge, support or encourage a challenge to any payments made to any Agent or any Lender in respect of the Secured Obligations or made to any Prepetition Secured Party in respect of the Prepetition Secured Indebtedness;

(xxi)          the filing of a Chapter 11 Plan that is not an Acceptable Plan, or any Loan Party (or any affiliate thereof) proposes or otherwise supports any Chapter 11 Plan that is not an Acceptable Plan;

(xxii)         Reserved;

(xxiii)        any Loan Party (or any of its affiliates) shall file a motion, without the Required Lenders’ written consent, seeking authority to sell all or substantially all of its assets in a transaction that is not approved by the Required Lenders;

(xxiv)        any Loan Document shall cease to be effective or shall be contested by any Loan Party (or any affiliate thereof);

(xxv)         an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by any of the Agents or any of the Lenders of any amounts received in respect of the Secured Obligations;

(xxvi)        any order shall have been entered by the Bankruptcy Court which dismisses the Cases and which order does not provide for payment in full in cash of the Loan Document Obligations, or any of the Loan Parties shall seek, support or fail to contest in good faith the entry of any such order; or

(xxvii)       the filing or support of any pleading by any Loan Party (or any of its affiliates) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (xxvi) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default and such application is not contested in good faith by the Debtors or any other material subsidiaries and the relief requested is granted in an order that is not stayed pending appeal.

(xxviii)      an order shall be entered by the Bankruptcy Court confirming a plan of reorganization which shall not be an Acceptable Confirmation Order.

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent and/or the Collateral Agent, as applicable, at the direction of the Required Lenders (subject to Article 8) and subject to the terms of the Orders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: terminate the Commitments, and thereupon the Commitments shall terminate immediately and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party; provided, that so long as the Orders are in effect, with respect to the enforcement of Liens or other remedies with respect to the Collateral, the Administrative Agent shall provide the Borrower at least five (5) Business Days’ notice prior to the taking of such action; provided, further, that during such period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court solely to the extent permitted under the Orders. Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions of the Interim Order (and, when entered, the Final Order).

Section 7.02.      Application of Proceeds. After the exercise of remedies provided for in Section 7.01, subject to the terms of the Orders, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent as follows:

FIRST, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including the Carve Out and fees, disbursements and other charges of counsel payable under Section 9.03 and amounts payable under Section 2.11) payable under the Loan Documents to (i) the Collateral Agent and (ii) the Administrative Agent, each in its capacity as such;

SECOND, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents and amounts payable under Section 2.11), ratably among them in proportion to their respective amounts described in this clause SECOND payable to them;

THIRD, to payment of that portion of the Secured Obligations constituting unpaid principal of the New Money Loans and Rolled-Up Loans, ratably among each of the New Money Lenders and Rolled-Up Lenders in proportion to their respective amounts described in this clause THIRD held by them;

FOURTH, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

FIFTH, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower and held subject to further order of the Bankruptcy Court or as otherwise required by law.

ARTICLE 8
THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Each of the Lenders hereby irrevocably appoints Wilmington Savings Fund Society, FSB to serve as Administrative Agent and as Collateral Agent under the Loan Documents, and authorizes each of the Administrative Agent and Collateral Agent to execute, deliver and administer the Loan Documents to which it is a party and to take such actions and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and none of the Borrower or any other Loan Party shall have any rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, regardless of whether a Default or Event of Default shall have occurred or is continuing. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender, if applicable, as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and (b) no Agent shall have any duty to take any discretionary action or to exercise any discretionary power. No Agent shall be required to take any action that, in its opinion, may expose any Agent to liability or that is contrary to any Loan Document or applicable law, or for which the Agents are not indemnified to their satisfaction. Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly required by Section 9.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). No Agent shall be deemed to have knowledge of any Default or Event of Default or any other matter unless and until written notice thereof is given to such Agent by the Borrower or a Lender, such notice referring to this Agreement and describing such Default, Event of Default or other matter and stating, in the case of a Default or Event of Default, that such notice is a “notice of default.” No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the existence, value, sufficiency or collectability of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents or any other Loan Document, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document or (vii) whether any Loan Party has complied with its obligations under the Loan Documents, including in respect of documents, notices and certificates that are required to be delivered to the Agents or as to the matters described therein being acceptable or satisfactory to the Agents. No Agent shall be responsible or liable for any failure to monitor or maintain any portion of the Collateral or for the perfection of any Lien on the Collateral. Each party to this Agreement acknowledges and agrees that no Agent shall have any obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of any Agent’s Lien on the Collateral. No Agent shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any agreement, instrument, or document (including, without limitation, the Restructuring Support Agreement) other than such Loan Documents to which it is directly a party, whether or not an original or a copy of such agreement has been provided to such Agent. No provision of this Agreement or any other Loan Document shall require any Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). Each Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In no event shall any Agent be responsible or liable for any failure or delay in the performance of their obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, but not limited to, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that such Agent shall use commercially reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Agents may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent. No Agent shall be responsible for the acts or omissions of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice, concurrence, instruction or direction of the Required Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly required by Section 9.02), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Agents hereunder (including without limitation this Article VIII), phrases such as “satisfactory to the [Administrative][Collateral] Agent,” “approved by the [Administrative][Collateral]Agent,” “acceptable to the [Administrative][Collateral]Agent,” “as determined by the [Administrative][Collateral]Agent,” “designated by the [Administrative][Collateral]Agent”, “specified by the [Administrative][Collateral]Agent”, “in the [Administrative][Collateral]Agent’s discretion,” “selected by the [Administrative][Collateral]Agent,” “elected by the [Administrative][Collateral]Agent,” “requested by the [Administrative][Collateral]Agent,” “in the opinion of the [Administrative][Collateral]Agent,” and phrases of similar import that authorize or permit an Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to such Agent receiving a direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly required by Section 9.02). Any advice, concurrence, instruction or direction, may, in such Agent’s sole discretion, be delivered by e-mail from the Required Lenders or their counsel, who, as of the date hereof is Kilpatrick Townsend & Stockton LLP.

The rights, privileges, protections, immunities and benefits given to each Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable: (i) by such Agent in each Loan Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as an Agent in each of its capacities hereunder and in each of its capacities under any Loan Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Loan Document or related document, as the case may be.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided in this paragraph, the Administrative Agent or Collateral Agent may resign upon 10 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a commercial bank or trust company or such other Person that regularly acts as agent for similar types of credit arrangements with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint, or petition a court of competent jurisdiction to appoint, a successor Administrative Agent or Collateral Agent meeting the qualifications above (the date upon which the retiring Administrative Agent or Collateral Agent is replaced, the “Resignation Effective Date”).

With effect from the Resignation Effective Date (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except, that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed; provided that the retiring Collateral Agent shall not have any duties with respect to such Collateral) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the retiring Administrative Agent or Collateral Agent appoint a successor Administrative Agent or Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent or Collateral Agent as of the Resignation Effective Date, or any rights that survive the resignation or replacement of an Agent), and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent and in respect of the matters referred to under clause (1) above.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, an Agent or the Lenders on the Effective Date.

Notwithstanding anything to the contrary contained herein or in any Loan Document, any entity into which an Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which an Agent shall be a party, or any entity succeeding to the business of an Agent shall be the successor of such Agent hereunder and under the Loan Documents without the execution or filing of any paper with any Person or any further act on the part of any Person.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the applicable Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent (acting at the direction of the Required Lenders), as agent for and representative of the applicable Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled (but not obligated), either directly or through one or more acquisition vehicles, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations (other than Loan Document Obligations owing to the Agents and their Related Parties) as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the applicable Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the provisions of this Article, Section 9.14.

The Lenders and each other holder of a Loan Document Obligation under a Loan Document shall act collectively through the Administrative Agent or the Collateral Agent with respect to the exercise of rights and remedies under the Loan Documents. The applicable Agent, acting at the direction of Required Lenders, shall direct the course of action with respect to the exercise of rights and remedies hereunder and under other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default), and the exercise of rights and remedies hereunder or under any other Loan Document with respect to (i) the Loans, (ii) any Collateral, and (iii) any other property of any Loan Party or any past, present, or future Related Party of any Loan Party. Any such rights and remedies shall not be exercised other than through the Administrative Agent or the Collateral Agent. Each Lender agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, in each case with respect to the exercise of rights and remedies under the Loan Documents against any Loan Party or any past, present, or future Subsidiary or Affiliate of any Loan Party concerning this Agreement, the other Loan Documents, the Loans, any Collateral, or any other property of any Loan Party or any past, present, or future Related Party of any Loan Party other than through the Administrative Agent or the Collateral Agent.

Each of the Lenders and other Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to, and the Administrative Agent and Collateral Agent, as applicable, shall, subject to receipt of a certificate or similar instrument provided to it by any Loan Party pursuant to or ask described in Section 9.14 (it being understood that the Administrative Agent and the Collateral Agent may rely, without independent investigation, on any such certificate), (a) release and terminate, or to confirm or evidence any automatic release and termination of, any Guarantees and Liens created under the Loan Documents as provided in Section 9.14 or in any other Security Document and (b) subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

In case of the pendency of any proceeding with respect to any Loan Party under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim under Section 2.07, Section 2.08, Section 2.11 and Section 9.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver and manager, manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to each Agent any amount due to it, in its capacity as the Administrative Agent or Collateral Agent under the Loan Documents (including under Section 9.03).

To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.11, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective, or because such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register), but in each case only to the extent that any Loan Party has not already indemnified the Administrative Agent for such amounts and without limiting the obligation of the Loan Parties to do so. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Each Lender and other Secured Party hereby appoints the Administrative Agent and Collateral Agent to act as its agent under and in connection with the relevant Security Documents and instructs the Administrative Agent and Collateral Agent, as applicable, to enter into any additional security agreement pursuant to the Orders, if applicable, and agrees that (i) the Secured Obligations are subject to, and bound by, the provisions of any additional security agreement and (ii) each Secured Party will be subject to, and bound by, the provisions of any additional security agreement in its capacity as holder of Secured Obligations.

All provisions of this Article VIII applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement. The provisions of this Article VIII and Section 9.03 hereof, applicable to the Administrative Agent or the Collateral Agent, shall apply to the Administrative Agent and the Collateral Agent when acting in any capacity under any other Loan Document, whether or not such provision is set forth in such other Loan Document.

The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (other than any Secured Obligations owing to the Agents and their Related Parties) (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code or Canadian Insolvency Laws, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, Section 36 of the CCAA, Section 65.13 of the BIA, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the applicable Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties (other than Secured Obligations owing to the Agents and their Related Parties) shall be entitled to be, and shall be, credit bid by the applicable Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the applicable Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the applicable Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the applicable Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by such Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the applicable Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the applicable Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the applicable Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the either Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. Notwithstanding the grant of authority to the Agents in this paragraph, nothing herein shall impose an obligation on the Administrative Agent or the Collateral Agent to credit bid any of the Loan Document Obligations, it being expressly understood and agreed by the Lenders and the other Secured Parties that the Administrative Agent or the Collateral Agent may appoint a third-party to perform such functions, and such third-party shall be entitled to all of the protections granted to an Agent under this Agreement and the other Loan Documents.

ARTICLE 9
MISCELLANEOUS

Section 9.01.      Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

(a)                        If to the Borrower, to ProSomnus, Inc., 5860 W. Las Positas Blvd., Suite 25, Pleasanton, CA 94588, Attention: Len Liptak, Telephone: (925) 353-7904, Email: lliptak@prosomnus.com with a copy (which shall not constitute notice) to Polsinelli PC, 222 Delaware Ave., Suite 1101, Wilmington, DE 19801, Attention: Shanti M. Katona, Telephone: 302-252-0920, Email: skatona@polsinelli.com;

(b)                        If to the Administrative Agent and the Collateral Agent, to: Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, Wilmington, DE 19801, Attention: Raye Goldsborough, E-mail: rgoldsborough@wsfsbank.com; with a copy to Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004, Attention: Gregg Bateman, E-mail: bateman@sewkis.com; and

(c)                       If to any Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire, with a copy to Kilpatrick Townsend & Stockton LLP, The Grace Building, 1114 Avenue of the Americas, NY, NY 10032. Attention: David Posner, E-mail: DPosner@ktslaw.com.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

The Agents or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address of such Agent shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

The Borrower may change its address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent and Collateral Agent, the Administrative Agent and Collateral Agent may change their address, email or facsimile number for notices and other communications hereunder by notice to the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

The Borrower agrees that the Agents may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications (as defined below) on the Platform.

Section 9.02.      Waivers; Amendments.

(a)                         No failure or delay by any Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                         Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent directed by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent, if applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (but not the consent of the Required Lenders) (it being understood that the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a reduction in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) (it being understood that any change to the definition of any ratio used in the calculation of the interest rate or fees therein or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.09(d), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a postponement of any maturity date), or any date for the payment of any interest or fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders), (iv) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) release all or substantially all the value of the Guarantees under this Agreement (except as expressly provided in the Loan Documents), without the written consent of each Lender, (vi) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Loan Documents) or (vii) (1) waive, amend or modify Section 2.12, Section 7.02 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder, (2) subordinate, or have the effect of subordinating, the Secured Obligations hereunder to any other Indebtedness or other obligation, (3) subordinate, or have the effect of subordinating, the Liens securing the Secured Obligations with respect to all or substantially all of the Collateral to Liens securing any other Indebtedness or other obligation, (4) release, or have the effect of releasing, all or substantially all of the Collateral securing the Secured Obligations, or (5) release, or have the effect of releasing, all or substantially all of the value of the Guarantees of the Secured Obligations, in each case, without the written consent of each Lender directly and adversely affected thereby (except as provided in this Section 9.02); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights, duties, protections, immunities or indemnities of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent and the Collateral Agent, as applicable, and (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency. Notwithstanding the foregoing, upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (and to the extent such credit facilities are pari passu in right of payment and security with any then existing Loans, to share ratably in prepayments with such Loans) and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Collateral Agent, in each case required to create in favor of the Collateral Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Required Lenders have determined that such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause its subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent (acting at the direction of Required Lenders) promptly upon such request).

(c)                       In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, any redemption premium, any prepayment premium and all other amounts, payable to it hereunder from the Borrower or Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (b) in the case of clause (y) above, unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

Section 9.03.      Expenses; Indemnity; Damage Waiver.

(a)                         The Borrower shall pay (i) all reasonable and documented or invoiced fees and out of pocket expenses incurred by the Lender, the Administrative Agent, the Collateral Agent and their Affiliates (without duplication), including the reasonable fees, charges and disbursements of Kilpatrick Townsend & Stockton LLP and Seward & Kissel LLP, and, to the extent reasonably determined by the Lenders and the Administrative Agent and the Collateral Agent to be necessary, one local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent, in each case, for the Administrative Agent, the Collateral Agent and the Lenders in connection with the preparation, execution, delivery or administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced fees and out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Lenders, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder (including, but not limited to, all out-of-pocket costs and expenses associated with creating and maintaining the Platform and providing accounting for the Lenders), including all such fees and out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one counsel for the Administrative Agent, one counsel for the Collateral Agent, and one counsel for the Lenders taken as a whole, and, if necessary, one local counsel in each applicable jurisdiction and one foreign counsel for the Administrative Agent, one separate counsel for the Collateral Agent and one local counsel in each applicable jurisdiction and one foreign counsel for the Lenders taken as a whole.

(b)                       The Borrower shall, and shall cause the other Loan Parties to, jointly and severally indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced fees and out-of-pocket expenses of one counsel to the Administrative Agent and its Related Parties taken as a whole, one counsel to the Collateral Agent and its Related Parties taken as a whole and one counsel to the Lenders and their Related Parties taken as a whole, and, if reasonably necessary, one local counsel in each relevant material jurisdiction to the Administrative Agent and its Related Parties taken as a whole, one local counsel in each relevant material jurisdiction to the Collateral Agent and its Related Parties taken as a whole and one local counsel in each relevant material jurisdiction to the Lenders and their Related Parties taken as a whole (and, in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the preparation, execution, delivery or administration of the Loan Documents or any other agreement or instrument contemplated thereby or any amendments, modifications or waivers of the provisions thereof, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, any property currently or formerly owned or operated by the Borrower or any Restricted Subsidiary, or any other Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary or any other Person and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or, other than the Agents and their Related Parties, bad faith or (ii) have resulted from any dispute solely between and among Indemnitees that does not involve an act or omission by the Borrower or any of their Subsidiaries (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or similar role under the Loan Documents, except to the extent that any of the exceptions set forth in clause (i) applies to such Indemnitee with respect to such claim at such time); provided that this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)                       To the extent not paid by the Borrower or any other Loan Party to any Agent (or any sub-agent thereof) or any Related Party, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to such Agent (or such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of all losses, claims, damages, liabilities and reasonable and documented or invoiced fees and out-of-pocket expenses incurred by or asserted against any Agent arising out of, in connection with, or as a result of the items described in clauses (i) through (iv) of sub-section (b) above, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans at the time, or if no Loans are outstanding, based on the outstanding Loan in effect immediately prior to the payment in full of such Loans.

(d)                         To the fullest extent permitted by applicable law, the Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)                         All amounts due under this Section shall be payable not later than 30 days (x) after written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request; provided, however, that any Indemnitee shall promptly refund or return an indemnification payment received hereunder to the extent that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

(f)                          All amounts reimbursable by the Borrower and the other Loan Parties under this Section 9.03 shall constitute Loan Document Obligations secured by the Collateral. Each party’s obligations under this Section 9.03 shall survive the termination of the Loan Documents and payment of the obligations hereunder or the earlier resignation or removal of any Agent.

Section 9.04.      Successors and Assigns.

(a)                         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as provided in clause (d), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent, the Collateral Agent, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                         (i) Subject to the conditions set forth in paragraph (c) and paragraph (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments outstanding at such time and/or Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment (1) by a Lender to any Lender or an Affiliate of any Lender, (2) by a Lender to an Approved Fund or (3) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, by a Lender to any other assignee; and provided further that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and (B) the Administrative Agent (at the direction of the Required Lenders); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of any Lender or an Approved Fund. Notwithstanding anything in this Section 9.04 to the contrary, if any Person the consent of which is required by this paragraph with respect to any assignment of Loans has not given the Administrative Agent written notice of its objection to such assignment within 10 Business Days after written notice to such Person, such Person shall be deemed to have consented to such assignment.

      (ii)             Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples of $1,000,000 in excess thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax documentation required by Section 2.11(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)                         Subject to acceptance and recording thereof pursuant to clause (v) of this paragraph (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (subject to the obligations and limitations of) Sections 2.11 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04.

(iv)                         The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the other Loan Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and, solely with respect to its Loans or Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(v)                         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and the documentation required by Section 2.11(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(vi)                        The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

            (c)                           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to clause (ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 (subject to the obligations and limitations therein including the requirements under Section 2.11(e), it being understood that the documentation required by Section 2.11(e) shall be provided to the Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Section 2.12(c) as though it were a Lender.

(ii)   No Participant shall be entitled to receive any greater payment under Section 2.11 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) expressly acknowledging that such Participant’s entitlement to benefits under Section 2.11 is not limited to what the participating Lender would have been entitled to receive absent the participation.

(iii)  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                          Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f)                         (i) In the event of any assignment or participation by a Lender without the Borrower’s consent or deemed consent (if applicable) to the extent the Borrower’s consent is required under this Section 9.04, to any other Person, the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity in respect of such assignor or assignee; it being understood and agreed that the Borrower and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained (or has not been deemed consented to).

(g)                         Upon the cancellation or retirement of any Loans pursuant to this Section 9.04, (A) the aggregate principal amount (calculated on the face amount thereof) shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired or cancelled and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

Section 9.05.      Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment, the termination of this Agreement or any provision hereof, and in the case of Article VIII and Section 9.03, the resignation or removal of any Agent.

Section 9.06.      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Agent Fee Letter and any separate letter agreements with respect to fees payable to the Lenders or any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement.

Section 9.07.      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.      Right of Setoff. Subject to the Orders, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (other than escrow, payroll, employee health and benefits, pension, fiduciary, 401(K), petty cash, trust and tax accounts) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09.      Governing Law; Jurisdiction; Consent to Service of Process.

(a)                         This Agreement shall be construed in accordance with and governed by the law of the State of New York and, to the extent applicable, the Bankruptcy Code.

(b)                         Each of the parties hereto hereby irrevocably and unconditionally consents and agrees that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims or disputes among the parties hereto pertaining to this Agreement or the other Loan Documents or to any matter arising out of or relating to this Agreement or any of the other Loan Documents; provided, that the Agents, Lenders and the Loan Parties acknowledge that any appeals from the Bankruptcy Court may have to be heard by a court other than the Bankruptcy Court; provided, further, that nothing in this Agreement shall be deemed or operate to preclude (i) either Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations, or to enforce a judgment or other court order in favor of such Agent or (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment. Each of the parties hereby agrees that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                         Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that such Loan Party may have based upon lack of personal jurisdiction, improper venue or forum-non-conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

(d)                         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.      Confidentiality.

(a)                         Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, servicers, financing sources, trustees and agents, including accountants, legal counsel and other agents and advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable); provided that, unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, (b) (x) to the extent requested by any regulatory authority (including the NAIC), required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, (c) to any other party to this Agreement, (d) subject to an acknowledgment and acceptance by the relevant recipient that such Information is being disseminated on a confidential basis (on substantially similar terms to those of this Section or as otherwise reasonably acceptable to the Borrower and the Administrative Agent), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, (e) with the consent of the Borrower, in the case of Information provided by the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or (g) subject to the Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                         EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)                         ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON- PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13.      USA Patriot Act. Each Lender and the Agents (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.

Section 9.14.      Release of Liens and Guarantees. Subject to the Orders, to the extent applicable, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any single transaction or related series of transactions permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a wholly-owned Subsidiary. Upon (i) any sale or other transfer as part of or in connection with a Disposition by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, (ii) if any property granted to or held by the Collateral Agent under any Loan Documents does not constitute (or ceases to constitute) and is not required to be Collateral or (iii) upon the effectiveness of any written consent to the release of the Lien or security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee, pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section or in connection with any subordination of its interest as required by Article VIII, the Administrative Agent or Collateral Agent, as applicable, acting at the direction of the Required Lenders, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents (in form and substance reasonably satisfactory to the applicable Agent and the Required Lenders) that such Loan Party shall prepare and reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or Collateral Agent. The Lenders irrevocably authorize the Administrative Agent and Collateral Agent, as applicable, to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv) to the extent required by the terms of the obligations secured by such Liens at the Loan Parties’ reasonable request. The parties hereto acknowledge and agree that the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 9.14 (including as to its authority hereunder) on, and shall be fully protected in so relying upon, a certificate or similar instrument provided to it by any Loan Party, certifying that such release, termination or subordination, and the execution of the documents presented to it for execution, are authorized and permitted under the Loan Documents and all conditions precedent thereto have been satisfied, without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and the Collateral Agent by the Loan Parties upon request.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section and the other Loan Documents.

Section 9.15.      No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Collateral Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.16.      Reserved.

Section 9.17.      Amendments for Guarantee Limitations. Notwithstanding anything to the contrary herein, this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include guarantee limitations required by applicable local law and other provisions, in each case where the Required Lenders have determined that such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause its subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent (acting at the direction of Required Lenders) promptly upon such request).

Section 9.18.      Parallel Debt; Parallel Debt owed to the Collateral Agent.

(a)                          Each of the Loan Parties hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document.

(b)                          Each of the Loan Parties and the Collateral Agent acknowledge that the obligations of each Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i)                              the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Lender’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)                             a Secured Party shall not demand payment with regard to the Corresponding Debt of each Lender to the extent that such Lender’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)                         The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The collateral under the Collateral Documents granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)                         All monies received or recovered by the Collateral Agent pursuant to this Section 9.18, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any collateral under the Collateral Documents granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e)                         Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 9.18 or under any other provision of the Loan Documents), each Lender acknowledges that:

(i)             nothing in this Section 9.18 shall impose any obligation on the Collateral Agent to advance any sum to any Lender or otherwise under any Loan Document, except in its capacity as lender; and

(ii)            for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.

Section 9.19.      Erroneous Payments.

(a)                         Each Lender hereby agrees that (i) if any Agent notifies such Lender that such Agent has determined in its sole discretion that any funds received by such Lender from such Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)                         Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from any Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify such Agent of such occurrence and, upon demand from such Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)                         The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Agents shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(d)                         Each Lender hereby authorizes each Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by either Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that either Agent has demanded to be returned under this Section 9.19.

(e)                          Each party’s obligations under this Section 9.19 shall survive the resignation or replacement of the Agents, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof).

Section 9.20.      Interpretive Control. It is acknowledged and agreed that in the event of any conflict or inconsistency (i) between this Agreement and the Orders, the Orders shall control in all respects and (ii) as between the Borrower and the Lenders, between the provisions of this Agreement that allow or provide for the assignment, assumption, sale, participation or other transfer of any portion of the Commitments and the Restructuring Support Agreement, the terms and conditions of the Restructuring Support Agreement shall control in all such respects.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PROSOMNUS, INC.,
as Borrower, debtor and debtor-in- possession

By:
Name: Len Liptak
Title: Chief Executive Officer

PROSOMNUS HOLDINGS, INC.,
as a Guarantor, debtor and debtor-in- possession

By:
Name: Len Liptak
Title: Chief Executive Officer

PROSOMNUS SLEEP TECHNOLOGIES, INC.,
as a Guarantor, debtor and debtor-in- possession

By:
Name: Len Liptak
Title: Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent and Collateral Agent

By:
Name: Patrick J. Healy
Title: Senior Vice President

[_], as a Lender

By:
Name:
Title:	Authorized Signatory